Exhibit 10.1

Agreement and Plan of Merger

by and among

A-Mark Precious Metals, Inc.

SGI Acquisition I Corp.

SGI Acquisition II LLC

Spectrum Group International, Inc.

and

Carol Meltzer, in her capacity as Major Stockholder Representative

January 30, 2025

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2025 (this “Agreement”), is entered into by and among A-Mark Precious Metals, Inc., a Delaware corporation (“Parent”), SGI Acquisition I Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), SGI Acquisition II LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Spectrum Group International, Inc., a Delaware corporation (the “Company”), and Carol Meltzer, in her capacity as Major Stockholder Representative. Capitalized terms used in this Agreement will have the meanings assigned to such terms in Article IX or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby, on the terms and subject to the conditions set forth in this Agreement,

(I) Merger Sub I shall be merged with and into the Company, with the Company continuing as the surviving corporation (the “Intermediate Surviving Corporation”) and as a wholly-owned subsidiary of Parent (the “First Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

(II) As part of the same overall transaction, promptly following the First Merger, the Intermediate Surviving Corporation shall be merged with and into Merger Sub II, an entity that is disregarded from Parent for federal income tax purposes, with Merger Sub II continuing as the surviving entity (the “Surviving Company”) (the “Second Merger” and, together with the First Merger, the “Mergers”), in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “LLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Mergers and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders (unless the context otherwise requires, the “stockholders”), (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby in accordance with the requirements of the DGCL and LLCA and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company consent to the adoption of this Agreement and approve the Mergers;

WHEREAS, the Special Committee of the Board of Directors of Parent (the “Parent Special Committee”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Mergers and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent, Merger Sub I, Merger Sub II and their respective stockholders or member, as applicable, and (ii) recommended to the Board of Directors of Parent (the “Parent Board”) that it approve and declare advisable this Agreement, the Mergers and the other transactions contemplated hereby;

WHEREAS, the Parent Board, the Board of Directors of Merger Sub I and the sole member of Merger Sub II, as applicable, have, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Mergers, as applicable, and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent, Merger Sub I and Merger Sub II, as applicable, and their respective stockholders or member, as applicable, and (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby;

WHEREAS, the Company, Parent, Merger Sub I and Merger Sub II intend that the Mergers shall, taken together, constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies for federal income tax purposes as a “reorganization” described in Section 368(a)(1)(A) of the Code and this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Sections 354 and 368 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

THE MERGERS

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the LLCA,

(i) at the Effective Time, Merger Sub I shall be merged with and into the Company and, as a result of the First Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the Intermediate Surviving Corporation; and

(ii) promptly thereafter, the Intermediate Surviving Corporation shall be merged with and into Merger Sub II and, as a result of the Second Merger, the separate corporate existence of the Intermediate Surviving Corporation shall cease, and Merger Sub II shall continue as the Surviving Company and shall be renamed “Spectrum Group International, LLC”.

The Mergers shall each have the effects set forth in the applicable provisions of the DGCL and LLCA. Without limiting the generality of the foregoing, (I) at the Effective Time, upon consummation of the First Merger, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the Intermediate Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Intermediate Surviving Corporation; and (II) promptly thereafter, upon consummation of the Second Merger, all of the property, rights, privileges, immunities, powers and franchises of the Intermediate Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Intermediate Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

(b) (i) At the Effective Time, upon consummation of the First Merger, the certificate of incorporation of the Intermediate Surviving Corporation will, by virtue of the First Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit A1 hereto. The bylaws of Merger Sub I in effect immediately prior to the Effective Time shall be the bylaws of the Intermediate Surviving Corporation.

(ii) Promptly following the Effective Time, upon consummation of the Second Merger, the certificate of formation of the Surviving Company will, by virtue of the Second Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit A2 hereto, until thereafter amended as provided therein or by applicable Law. The LLC operating agreement of Merger Sub II in effect immediately prior to the consummation of the Second Merger shall be the LLC operating agreement of the Surviving Company (except that the name of the Surviving Company shall be “Spectrum Group International LLC”), until thereafter amended as provided therein or by applicable Law.

(c) The directors of the Company immediately prior to the Effective Time, upon consummation of the First Merger, shall be the directors of the Intermediate Surviving Corporation, and thereafter, upon consummation of the Second Merger, shall be the managers of the Surviving Company, each to hold office in accordance with the certificate of formation and LLC operating agreement of the Surviving Company until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and LLC operating agreement of the Surviving Company.

(d) The officers of the Company immediately prior to the Effective Time, upon consummation of the First Merger, shall be the sole officers of the Intermediate Surviving Corporation, and thereafter, upon consummation of the Second Merger, shall be sole officers of the Surviving Company, each to hold the same office with the Surviving Company as such officer held with the Intermediate Surviving Corporation immediately prior to the time of the Second Merger in accordance with the certificate of formation and LLC operating agreement of the Surviving Company until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and LLC operating agreement of the Surviving Company.

(e) (i) If at any time after the Effective Time and the consummation of the First Merger, the Intermediate Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Intermediate Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub I acquired or to be acquired by the Intermediate Surviving Corporation as a result of, or in connection with, the First Merger or otherwise to carry out this Agreement, then the officers and directors of the Intermediate Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub I, as applicable, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Intermediate Surviving Corporation or otherwise to carry out this Agreement.

(ii) If at any time after the consummation of the Second Merger, the Surviving Company determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Intermediate Surviving Corporation or Merger Sub II acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Second Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Intermediate Surviving Corporation or Merger Sub II, as applicable, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Mergers.

(a) The closing of the First Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on a date to be specified by the parties to this Agreement (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or written waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or written waiver of those conditions at the Closing), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, unless another time, date or place is agreed to by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub I and the Company shall cause the certificate of merger in the form attached hereto as Exhibit B1 (subject to such changes as may be mutually agreed to by Parent, Merger Sub I and the Company, the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger shall become effective at the time the First Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the First Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

(b) The closing of the Second Merger shall take place promptly following the Closing. At such time, Parent, Merger Sub II and the Intermediate Surviving Corporation shall cause the certificate of merger in the form attached hereto as Exhibit B2 (subject to such changes as may be mutually agreed to by Parent, Merger Sub II and the Intermediate Surviving Corporation, the “Second Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and LLCA and shall make all other filings or recordings required under the DGCL and LLCA. The Second Merger shall become effective at the time the Second Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Second Certificate of Merger

1.3 Major Stockholder Representative.

(a) To facilitate the administration of the transactions contemplated by this Agreement, including the resolution of any disputes relating to claims for indemnification pursuant to Article VIII and any other actions required or permitted to be taken by the Major Stockholder Representative under this Agreement, the Major Stockholders, by the terms of this Agreement and their execution and delivery, as applicable, of the Letter of Transmittal, hereby (i) designate the Major Stockholder Representative as their sole and exclusive representative, attorney-in-fact and agent, and (ii) authorize the Major Stockholder Representative to (1) give and receive all notices required to be given under this Agreement, (2) assert, defend, prosecute, litigate, arbitrate, negotiate, settle, release and resolve any matters, claims (including, without limitation, claims for indemnification under Article VIII), differences, disputes and controversies of any nature whatsoever under this Agreement, (3) enter into this Agreement, (4) perform the rights and duties expressly assigned to the Major Stockholder Representative hereunder, (5) engage and employ agents and Representatives on behalf of the Major Stockholders and the Major Stockholder Representative in connection with all such matters hereunder, and (6) take all actions and, subject to Section 1.3(g), incur all expenses as the Major Stockholder Representative shall reasonably deem necessary or prudent in connection with any of the foregoing; all on such terms and in such manner as the Major Stockholder Representative deems appropriate in its sole and absolute discretion.

(b) The appointment of the Major Stockholder Representative as each Major Stockholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Major Stockholder with regard to this Agreement. Each Major Stockholder hereby waives all actual or potential conflicts of interest arising out of the Major Stockholder Representative’s activities or authority as Major Stockholder Representative and its relationships with any of the Acquired Companies, the Surviving Company or Parent (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, shareholder or other Representative.

(c) In consideration of and as a condition to being indemnified as set forth in this Agreement, the Major Stockholders will severally indemnify and hold harmless the Major Stockholder Representative from and against any and all Losses arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 1.3 and such other provisions of this Agreement as may be applicable (except in the case of the Major Stockholder Representative’s Fraud, gross negligence or bad faith), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims, on a Pro Rata Basis.

(d) In the event that the Major Stockholder Representative becomes unable to perform the Major Stockholder Representative’s responsibilities hereunder or resigns from such position, the position of Major Stockholder Representative shall thereafter be filled by a majority in interest of the Major Stockholders, voting together as a single class on Fully-Diluted Basis, and such substituted representative shall be deemed to be the Major Stockholder Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(e) Any decision, act, consent, waiver or instruction of the Major Stockholder Representative in connection with this Agreement shall constitute a decision of all the Major Stockholders and shall be final, binding and conclusive upon each Major Stockholder, and Parent and the Surviving Company shall be entitled to rely conclusively on the decisions, acts, consents, waivers and instructions of the Major Stockholder Representative as to any determination relating to the transactions contemplated by this Agreement as being the decision, act, consent, waiver or instruction of every Major Stockholder, including regarding claims for indemnification pursuant to Article VIII, all of which shall be final, conclusive and binding upon each Major Stockholder. None of Parent, the Surviving Company, any Major Stockholder or any of their respective heirs, successors, assigns, personal representatives or Affiliates shall have any cause of action against the Major Stockholder Representative for any action taken, decision made or instruction given by the Major Stockholder Representative under this Agreement, except in cases of Fraud, gross negligence or bad faith. The Major Stockholder Representative shall have no implied covenants, functions, responsibilities, duties, obligations or liabilities with respect to or on behalf of any Major Stockholder. The Major Stockholder Representative shall not, by virtue of acting as Major Stockholder Representative or any of the actions taken in such capacity, be deemed to have assumed any liability or become responsible for any obligation of any Major Stockholder to any Person. The Major Stockholder Representative may consult with legal counsel of its own choice with respect to all matters set forth in this Section 1.3.

(f) The provisions of this Section 1.3 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that Parent, the Surviving Company or any Major Stockholder may have in connection with the transactions contemplated by this Agreement.

(g) In consideration of the foregoing, the Major Stockholder Representative hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof. The Major Stockholder Representative shall serve without compensation, but shall be entitled to reimbursement of reasonable, documented out-of-pocket costs and expenses from the Surviving Company in an amount not to exceed fifty thousand dollars ($50,000) in the aggregate for all such costs and expenses.

Article II

CONVERSION OF SECURITIES

2.1 Conversion of Securities in the First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive, upon the delivery of a Letter of Transmittal with respect to such Shares and, if the Shares were formerly represented by one or more certificates, the surrender of such certificates, in accordance with Section 2.3:

(i) the Per Share Cash Consideration;

(ii) in the case of the Major Stockholders, the Net Per Share Stock Consideration, and in the case of all other stockholders of the Company as of the Effective Time, the Per Share Stock Consideration (including, in each case, with respect to any fractional shares of Parent Common Stock that would otherwise be issuable to the applicable holder of Shares, the Fractional Share Consideration); and

(iii) in the case of the Major Stockholders, the right to receive a Pro Rata Share of any Remaining Holdback Shares, in accordance with Section 2.4 (the amounts set forth in clauses (i), (ii) and/or (iii), as applicable, the “Merger Consideration”).

At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Share outstanding prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, and the right to receive, pursuant to Section 2.2, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub I or any of their respective wholly owned Subsidiaries, shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub I Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub I (the “Merger Sub I Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Intermediate Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Intermediate Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub I Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Intermediate Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2 No Fractional Shares. Notwithstanding anything to the contrary set forth in this Agreement, no fraction of a share of Parent Common Stock shall be issued by virtue of the First Merger, and in lieu thereof, each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock pursuant to Section 2.1(a)(ii) (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall instead receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Weighted Average Parent Share Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.3 Payment and Issuance of Merger Consideration; Surrender of Company Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the exchange agent for purposes of effecting the payment and issuance of the Merger Consideration in connection with the First Merger (the “Exchange Agent”). At or immediately following the Effective Time (but in any event substantially concurrently with the Closing), Parent or the Intermediate Surviving Corporation shall deposit, or cause to be deposited, with the Exchange Agent:

(i) the shares of Parent Common Stock in direct registration on the books and records of the transfer agent for the Parent Common Stock (the “Parent Transfer Agent”) in an amount equal to the aggregate of the Per Share Stock Consideration and the Net Per Share Stock Consideration issuable pursuant to Section 2.1(a)(ii) in exchange for shares of Company Common Stock, as applicable (excluding any Fractional Share Consideration),

(ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration to the stockholders of the Company, and

(iii) the Fractional Share Consideration,

to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement (collectively, the “Exchange Fund”). The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Shares. Earnings resulting from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares. Any losses resulting from such investments shall not impact Parent’s obligations under this Article II, and in the event of any such losses, Parent shall take all actions necessary to cause to deposit into the Exchange Fund sufficient shares of Parent Common Stock and/or cash, as needed, to satisfy Parent’s obligations under this Article II.

(b) Procedures for Surrender.

(i) As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each former holder of record of Shares as of the Effective Date a letter of transmittal (the “Letter of Transmittal”) for the purpose facilitating the exchange of the Shares for the Merger Consideration. The Letter of Transmittal shall—

(1) contain a representation of the former holder of the Shares to which the Letter of Transmittal relates that it is an Accredited Investor and other such representations as are customary for the issuance of securities in a private placement without registration under the Securities Act;

(2) if the Shares are represented by one or more certificates, specify that delivery of such certificates shall be effected, and risk of loss and title to the certificates shall pass, only upon surrender of such certificates to the Exchange Agent;

(3) if the Shares are represented by one or more certificates, provide instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration;

(4) allow the holders of the Shares to specify instructions for payment of the cash portion of the Merger Consideration by wire transfer;

(5) contain a release of the Company, the Surviving Company and their Affiliates by the former holder of the Shares to which the Letter of Transmittal relates, to the maximum extent allowed by law, for matters, if any, arising in connection with or relating to the ownership of the Shares;

(6) be accompanied by a substitute Form W-9, together with instructions for completing the Form W-9 or for obtaining and submitting, if applicable, a Form W-8;

(7) if the Letter of Transmittal is delivered by a Major Stockholder, contain a consent of such Major Stockholder to the provisions of Section 1.3, Section 2.4 and Article VIII;

(8) otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify.

(ii) Upon delivery of a Letter of Transmittal with respect to the Shares, duly executed and in proper form, and, if the Shares are represented by one or more certificates, surrender of the certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, the former holder of such Shares shall be entitled to receive the Merger Consideration for each Share. Any such certificates so surrendered shall forthwith be cancelled.

(iii) The Parent Common Stock included in the Merger Consideration shall be issued in direct registration on the books and records of the Parent Transfer Agent, and shall not be represented by certificates, and shall be restricted as to transfer under the United States federal securities laws as having been issued in a private placement without registration under the Securities Act. Appropriate notation shall be made on the books and records of the transfer agent reflecting such restrictions on transfer.

(iv) The Merger Consideration, when paid, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares in respect of which Merger Consideration was paid.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the former holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, certificates representing Shares are presented to the Surviving Company for any reason, then (subject to compliance with the exchange procedures of Section 2.3(b)) they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest accrued with respect thereto) not disbursed to former holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration, including any Fractional Share Consideration, payable upon due surrender of their certificates representing Shares (if any) and compliance with the procedures in Section 2.3(b). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Body pursuant to any applicable abandoned property, escheat or similar Laws), any former holder of Shares has not complied with the procedures in Section 2.3(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Shares will, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Surviving Company nor the Exchange Agent shall be liable to any former holder of Shares for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any certificates representing Shares have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed certificates to deliver a customary affidavit of loss and, if required by Parent or the Exchange Agent, the posting by such Person of a bond as indemnity against any claim that may be made against Parent, Merger Sub I, the Company, the Intermediate Surviving Corporation, Merger Sub II, the Surviving Company or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Withholding Rights. Each of Parent, the Company, the Intermediate Surviving Corporation, the Surviving Company, the Exchange Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any applicable provisions of state, local or foreign Tax Law; provided that withholding for Merger Consideration shall be effected as cash and net share withholding in proportion to the type of consideration payable to the holder thereof. To the extent that amounts are so withheld and remitted to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. Notwithstanding the foregoing and anything to the contrary, except with respect to compensatory payments, no amount shall be deducted or withheld in respect of any Merger Consideration paid to a holder of Shares who has delivered a properly executed Form W-9 or a substitute Form W-9 pursuant to Section 2.3(b)(i)(6).

2.4 Holdback.

(a) At the Closing, Parent shall retain a number of shares of Parent Common Stock, which would otherwise be issuable to the Major Stockholders, equal to the Holdback Shares. If and to the extent there are Losses for which Parent is entitled to indemnification under Article VIII, Holdback Shares in the amount of such Losses shall be forfeited to Parent, subject to the provisions of subsection (c) hereof, and shall not be issued or delivered to the Major Stockholders. For this purpose, the Holdback Shares shall be value at the Weighted Average Parent Share Price.

(b) Any Remaining Holdback Shares shall be issued or delivered to the Major Stockholders as follows:

(i) As promptly as practical after the nine (9) month anniversary of the Closing Date, Parent shall issue or deliver to each Major Stockholder its Pro Rata Share of fifty percent (50%) of the Remaining Holdback Shares, if any, as of such time.

(ii) As promptly as practicable after the eighteen (18) month anniversary of the Closing Date, Parent shall issue or deliver to each Major Stockholder its Pro Rata Share of the Remaining Holdback Shares, if any, as of such time.

(iii) In the event that at any subsequent time or from time to time there shall be any additional Remaining Holdback Shares no longer being reserved on account of an unresolved Claim Notice, Parent shall issue or deliver to each Major Stockholder its Pro Rata Share of such Remaining Holdback Shares.

(c) (i) If Parent maintains, at any time or from time, that, pursuant to the provisions of Article VIII, some or all of the Holdback Shares shall be forfeited as provided in subsection (a) hereof, Parent shall provide written notice in reasonable detail to the Major Stockholders Representative of the basis for and amount of such forfeiture.

(ii) If the Major Stockholder Representative shall agree with the forfeiture as set forth in the notice provided by Parent in accordance with the preceding subsection (c)(i), or the Major Stockholder Representative does not object to such forfeiture by notice in writing delivered within ten (10) business days of the receipt of the aforesaid notice provided by Parent, the forfeiture made by Parent as aforesaid shall be conclusive and binding on the Major Stockholders.

(iii) If by notice in writing delivered within ten (10) business days of the receipt of notice provided by Parent in accordance with the preceding subsection (c)(i), the Major Stockholder Representative objects, in whole or in part, to the forfeiture as set forth in such notice, providing the basis for such objection in reasonable detail, than (x) to the extent the Major Stockholder Representative has not objected to such forfeiture, the determination by Parent of the forfeiture to such extent, but only to such extent, shall be conclusive and binding on the Major Stockholders, and otherwise (y) determination of whether Parent is entitled to forfeiture of Holdback Shares may be referred by either Parent or the Major Stockholders Representative to a court of competent jurisdiction in accordance with Section 10.6, whose ruling shall be binding upon Parent and the Major Stockholders; provided that for so long as such court has not determined that any Holdback Shares are subject to forfeiture as provided in this clause (y), such shares shall not be forfeited and shall remain Holdback Shares.

(d) For purposes of this Section 2.4 and otherwise in this Agreement:

“Holdback Shares” means a number of shares of Parent Common Stock with a value equal to two percent (2%) in value of the Aggregate Merger Consideration, which shall be either forfeited to Parent or issued or delivered to the Major Stockholders as provided in this Section 2.4.

“Remaining Holdback Shares” means a number of shares of Parent Common Stock equal to (i) the number of Holdback Shares less (ii) (x) the number of Holdback Shares, if any, forfeited to Parent on account of the indemnification obligations of the Major Stockholders with respect to any Losses pursuant to Article VIII plus (y) the number of Holdback Shares, if any, being reserved on account of any unresolved Claim Notice.

2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration and the right to receive the Fractional Share Consideration and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.6 Conversion of Securities in the Second Merger. At the time of the Second Merger, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II and the Intermediate Surviving Corporation, the following shall occur:

(a) Stock of the Intermediate Surviving Corporation. Each share of stock of the Intermediate Surviving Corporation issued and outstanding immediately prior to the time of the Second Merger shall be cancelled and retired.

(b) Merger Sub II Membership Interests. Each membership interest of Merger Sub II issued and outstanding immediately prior to the time of the Second Merger will remain issued and outstanding and constitute all of the issued and outstanding membership interests of the Surviving Company.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subs that the statements in this Article III are true and correct as of the date of this Agreement, except as set forth in the Company Disclosure Schedule.

3.1 Organization and Power.

(a) The Company is duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the corporate power and authority to lease, own and operate its properties and assets and to carry on its businesses (including the Business) as now conducted in the Ordinary Course of Business. The Acquired Companies (other than the Company) are duly formed, validly existing and in good standing under the jurisdiction of their incorporation or organization (as the case may be), and have all requisite power and authority to lease, own and operate their respective properties and assets and to carry on their respective businesses (including the Business) as now conducted in the Ordinary Course of Business. Each Acquired Company is duly qualified, licensed to do business and in good standing (or its equivalent) in every jurisdiction in which the properties or assets owned, leased or operated by it or the conduct of its businesses (including the Business) as now conducted in the Ordinary Course of Business requires it to qualify and be licensed, except where the failure to be so qualified and licensed would not be material to the Acquired Companies.

(b) The Company has made available to Parent a true, correct and complete copy of the Organizational Documents of the Acquired Companies as currently in effect. The Organizational Documents of each of the Acquired Companies are in full force and effect, and none of the Acquired Companies is in violation of any provisions of its respective Organizational Documents.

3.2 Subsidiaries. Each of the Acquired Companies (other than the Company) and the authorized, issued and outstanding Equity Interests of each of the Acquired Companies (other than the Company) are set forth in Section 3.2 of the Company Disclosure Schedule. The Company holds of record and owns beneficially all of the issued and outstanding Equity Interests held by it in each of the Acquired Companies set forth in Section 3.2 of the Company Disclosure Schedule free and clear of all Liens. Such Equity Interests have been duly authorized and are validly issued, fully paid, and nonassessable and were not issued in violation of any preemptive or similar rights of any Person. No Acquired Company owns or has any right or obligation to acquire any outstanding capital stock or other Equity Interests or make any investments in any Person other than as set forth in Section 3.2 of the Company Disclosure Schedule.

3.3 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Company Documents. This Agreement and each of the Company Documents has been duly and validly authorized, executed and delivered by the Company, and assuming that each of this Agreement and each Company Document is a valid and binding obligation of each other party hereto and thereto, this Agreement and each of the Company Documents constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

3.4 No Violation. Section 3.4 of the Company Disclosure Schedule lists all material consents required to be obtained by the Acquired Companies, and all material notices required to be given by the Acquired Companies, in respect of the transactions contemplated by this Agreement. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Company Documents by the Company, the consummation of the transactions contemplated hereby and thereby, and compliance by the Acquired Companies with the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice or consent under, constitute a material default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties, rights or assets of the Acquired Companies under, give rise to any right of termination, modification, cancellation, amendment or acceleration of any obligation or to a loss of a benefit under, or give rise to any obligation of the Acquired Companies to make any material payment under, any provision of (i) any Acquired Company’s Organizational Documents, (ii) any Contract or License to which any Acquired Company is a party or to which any of them or any of their respective properties or assets is subject or (iii) any applicable Law or Order to which any Acquired Company, the Business, or any of their respective properties or assets is subject except, with respect to subsections (ii)-(iii), as would not reasonably be expected to be, individually or in the aggregate, (x) material to the Company or any of its Subsidiaries or (y) material to the ability of the Company to consummate the transactions contemplated by this Agreement and each of the Company Documents and to timely fulfill its obligations hereunder and thereunder.

3.5 Government Consents. Except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware, no License, approval or authorization of, or declaration to, filing or registration with, notification to or waiver from any Governmental Body, or any expiration or termination of any waiting periods under any Law, is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby and thereby.

3.6 Capitalization.

(a) As of the close of business on January 30, 2025, the authorized capital stock of the Company consists of (i) 40,000 shares of Company Common Stock, of which there were 2,152.82 shares issued and outstanding and 380 shares issuable pursuant to the exercise of Company warrants, and (ii) 10,000 shares of Preferred Stock, par value $0.01 per share, of which no shares were issued and outstanding. As of the date of this Agreement, there are no shares of Company Common Stock held by the Company in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b) The Equity Interests of the Company are owned beneficially and of record by the Persons set forth in Section 3.6(b) to the Company Disclosure Schedule. Except as set forth in Section 3.6(b) to the Company Disclosure Schedule, there are no outstanding, issued or authorized Equity Interests of the Company. All of the outstanding Equity Interests of the Company have been validly issued and are fully paid and non-assessable (to the extent such concept is applicable to such Equity Interests) and were not issued in violation of any preemptive or similar rights of any Person. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, Equity Interests of the Company, or Contracts, commitments, understandings or arrangements, by which the Company is or may become bound to sell or issue Equity Interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Equity Interests.

(c) There are no securities or rights of any Acquired Company, or Contracts, commitments, understandings or arrangements by which any Acquired Company is bound, obligating any Acquired Company to redeem or otherwise acquire any Equity Interests of any Person. There are no outstanding Contracts or obligations to sell or issue any Equity Interests of any Acquired Company. No Acquired Company has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders or other equityholders of any Acquired Company on any matter. There are no other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued Equity Interests of any Acquired Company. There are no voting trusts, equityholder agreements, proxies or other Contracts or understandings to which any Acquired Company is a party or otherwise has knowledge with respect to the voting or transfer of the Equity Interests of any Acquired Company.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Schedule contains true, correct and complete copies of the following financial statements (the “Financial Statements”): (i) the consolidated audited balance sheet and related consolidated statements of income, shareholders’ equity and cash flows of the Acquired Companies for the fiscal years ended June 30, 2023 and 2024, and (ii) the consolidated unaudited balance sheet (the “Latest Balance Sheet”) and related consolidated statement of income of the Acquired Companies for the six months ended December 31, 2024. The Financial Statements have been prepared in accordance with GAAP and applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Persons covered thereby as of such dates and the results of operations for the periods specified; provided, that the unaudited Financial Statements described above are subject to normal year-end adjustments and reclassifications and absence of footnotes and other presentation items (none of which adjustments would be, individually or in the aggregate, material to any of the Acquired Companies or the Business). The Financial Statements have been prepared from and are consistent with the books and records of the Acquired Companies. The books and records of the Acquired Companies accurately reflect in all material respects all transactions relating to the Business and the financial information therein is in accordance with GAAP. The accounting controls of the Acquired Companies are sufficient to provide reasonable assurances that (i) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for related items and (ii) all material transactions are executed in accordance with management’s general or specific authorization. Since the Lookback Date, there has not been (x) any significant deficiency or weakness in any system of internal accounting controls used by the Acquired Companies, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Acquired Companies who have a role in the preparation of financial statements or in the system of internal accounting controls used by the Acquired Companies or (z) any claim or allegation regarding any of the foregoing.

(b) The Acquired Companies do not have any material Liabilities of any nature whatsoever except for Liabilities (i) to the extent reflected on or reserved against on the Latest Balance Sheet, or (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (and not as a result of a breach or default by the Acquired Companies of any Contract, License or Law or any tort or infringement claims against or affecting any Acquired Company).

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or as otherwise set forth on Section 3.7(c) of the Company Disclosure Schedule, all accounts receivable that are reflected on the Financial Statements and all accounts receivable arising after the date of the Latest Balance Sheet (i) are in accordance with GAAP and represent or will represent valid obligations arising from bona fide arm’s length transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business, (ii) are current and collectible net of the respective reserves shown on the Latest Balance Sheet (which reserves are calculated consistent with past practice) and (iii) are not subject to any Order or Action that is pending, has been threatened in writing or, to the Company’s Knowledge, has been threatened orally or claim of set-off other than normal cash discounts accrued in the Ordinary Course of Business. All of such accounts receivable relate solely to sales of goods or services to customers of the Acquired Companies, none of whom are affiliated with the Company or any of its Subsidiaries. The reserves against the accounts receivable for allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP. Other than in the Ordinary Course of Business, none of the Acquired Companies has (i) agreed to any cancellation, deduction, free goods, discount, rebate or other deferred price or quantity adjustment with respect to any of its accounts receivable exceeding $15,000 for any customer (or group of related customers) in the aggregate in any fiscal year; (ii) since the date of the Latest Balance Sheet, there have not been any write-offs as uncollectible of such accounts receivable; and (iii) except as set forth on Section 3.7(c) of the Company Disclosure Schedule, none of the Acquired Companies have suffered any material and adverse change in the collection of accounts receivable or received notice from any third party indicating that such third party will not be able to pay any accounts receivable when due, or requesting payment terms in excess of thirty (60) days.

(d) All Indebtedness of the Acquired Companies is set forth in Section 3.7(d) of the Company Disclosure Schedule.

(e) All inventory of the Acquired Companies, whether or not reflected on the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business and is valued on the Latest Balance Sheet at the lower of cost or market value (inclusive of reserves) in accordance with GAAP, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value on the Latest Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be, in accordance with GAAP.

(f) There is no cash or cash equivalents designated as restricted cash on the balance sheet of the Acquired Companies nor is there any other cash that is not capable of being spent, distributed, loaned or released by the Acquired Companies without deductions, withholdings or additional cost, except in the Ordinary Course of Business, including any cash securing rent, security and similar deposits and any other cash held as collateral in respect of obligations to any other Person.

3.8 Absence of Certain Developments. Since July 1, 2024 through the date of this Agreement, there has been no fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as expressly contemplated by this Agreement, since July 1, 2024 through the date of this Agreement, no Acquired Company has engaged in any material transaction that was not in the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or in Section 3.8 in the Company Disclosure Schedule, since July 1, 2024 through the date of this Agreement, no Acquired Company has:

(a) amended or modified any of its Organizational Documents;

(b) issued, delivered, sold, pledged, disposed of or encumbered any of its Equity Interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its Equity Interests;

(c) entered into, amended or modified any employment agreement that provides for annual base compensation in excess of $50,000 (except for compensation increases and decreases in the Ordinary Course of Business);

(d) entered into, modified or terminated any labor or collective bargaining agreement or, through negotiation or otherwise, made any commitment to incur any Liability to any labor organization with respect to the Acquired Companies;

(e) (A) declared, set aside, paid or made any distribution or payment to its equity holders with respect to its Equity Interests or (B) reclassified, combined, split, subdivided, redeemed, retired, purchased or otherwise acquired any of its Equity Interests or otherwise changed its capitalization;

(f) adopted a plan of, or resolutions providing for or authorizing, a complete or partial liquidation, dissolution, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization;

(g) sold, leased, assigned, licensed, abandoned, transferred or otherwise disposed of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets, tangible or intangible, used in the operation of the Business, other than sales of inventory in the Ordinary Course of Business;

(h) written off as uncollectible, cancelled, waived or released any accounts receivable, right, claim or other amount owed to it other than (A) in the Ordinary Course of Business or (B) having an individual value (not in the aggregate) not greater than $15,000 or an aggregate value not greater than $50,000;

(i) made any change in its accounting methods, principles or practices;

(j) terminated, modified or amended any Material Contract, waived any rights under any Material Contract or entered into any Material Contract;

(k) failed to perform in any of its obligations or suffered or permitted any default to exist under any Material Contract or License;

(l) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $75,000;

(m) entered into any Contract, arrangement or transaction with any Affiliate (including their respective officers and directors), other than numismatic purchases in the Ordinary Course of Business;

(n) made any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, or failed to make any capital expenditures in accordance with the budget in effect at such time;

(o) (A) except for borrowings in the Ordinary Course of Business, incurred or modified the terms of any Indebtedness for borrowed money, (B) assumed, guaranteed or endorsed, or otherwise as an accommodation became responsible for, the obligations of any Person, (C) made any loans, advances or capital contributions to any other Person (other than a Subsidiary) or (D) created or permitted to be created any Lien on any of the assets or properties of the Acquired Companies or the Business (other than Permitted Liens);

(p) made any Tax election, changed any annual Tax accounting period, adopted or changed any method of accounting for Tax purposes, filed or amended any Tax Return relating to any of the Acquired Companies, entered into any closing agreement with respect to any Tax, settled any Tax claim or assessment of other proceeding, surrendered any right to claim a Tax refund (except as may be required by Law), or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, except as required by applicable Law;

(q) (A) settled or compromised any Action, other than settlements or compromises of Actions where the amount paid does not exceed the greater of $50,000 or the total amount reserved for such matter on the Financial Statements or (B) otherwise waived any claims or rights having a value in excess of $50,000 individually or in the aggregate;

(r) amended any Lease or entered into or terminated any other real property lease or entered into a Contract with respect to the acquisition of real property, except in the Ordinary Course of Business;

(s) changed or modified its credit, collection or payment policies, procedures or practices, including accelerating collection of accounts receivable or delaying payment of accounts payable or changed or modified cash management policies of the Acquired Companies;

(t) assigned, transferred, disposed of, abandoned or licensed to any third Person ownership or other rights of any Intellectual Property, or caused any Intellectual Property to lapse;

(u) entered into any Contract, understanding, or commitment that restrains, restricts, limits, or impedes the ability of the Acquired Companies or the Business to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons;

(v) canceled or terminated any of the Insurance Policies or allowed any coverage under any Insurance Policy to lapse, unless simultaneously with such cancellation, termination, or lapse replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing in the United States provided coverage equal to or greater than the coverage under the cancelled, terminated or lapsed Insurance Policy are in full force and effect;

(w) (A) made any acquisition of (whether by merger, consolidation or acquisition) or other investment in all or any material part of the assets, properties, Equity Interests or business of any other Person or (B) entered into any new line of business; or

(x) committed to do any of the foregoing.

3.9 Title to Properties; Real Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) each parcel of real property occupied by or used by the Acquired Companies (the “Leased Real Property”) and (ii) all leases, subleases, licenses or other occupancy agreements (written or oral) of real property to which any of the Acquired Companies is a party or by which it is bound, together with all amendments, renewals, extensions, modifications, supplements and guaranties thereto (each, a “Lease” and, collectively, the “Leases”), including, for each Lease, the street address, the approximate rented square footage, base monthly rental amount, security deposit (if any) and scheduled lease expiration date. The Company has delivered to Parent a true, correct and complete copy of each Lease. The Leases are in full force and effect and have not been modified or amended in any respect. There is no real property, other than the Leased Real Property, that is used in the operation of the Business in the Ordinary Course of Business. With respect to each of the Leases: (i) the applicable Acquired Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it; (ii) there are no existing breaches (other than to a de minimis extent) or defaults thereunder by such Acquired Company (including, without limitation, any liability for past due rent (including real estate taxes and additional rent)), or, to the Company’s Knowledge, any other party thereto; (iii) there is no violation of law (including, without limitation, any environmental law) which remains outstanding; and (iv) no event has occurred which (with notice, lapse of time or both) would constitute a breach (other than to a de minimis extent) or default thereunder by such Acquired Company, or, to the Company’s Knowledge, any other party thereto. No Acquired Company has assigned, subleased, licensed or otherwise granted to any Person the right to use, occupy, or possess the Leased Real Property or any portion thereof. There are no pending or, to the Company’s Knowledge, contemplated or threatened condemnation, expropriation or other proceedings against all or any portion of the Leased Real Property or any interest therein. No Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable term of such Lease. To the Company’s Knowledge, there are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Leased Real Property, in each case for which there is no current assessment. As of the date hereof, to the Company’s Knowledge, the Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceedings, nor any change in any applicable law or permit that seeks to impose any material legal restraint on or prohibition against or limit the applicable Acquired Company’s ability to operate the businesses of the Acquired Companies substantially as they were operated prior to the date hereof with respect to the Leased Real Property. The Leased Real Property, including all fixtures and other improvements thereon, is fit and sufficient for the continued use and operation or conduct of the business of the Acquired Companies as presently conducted, and constitutes all of the land, buildings and structures used by the Acquired Companies in the conduct of their businesses. No Acquired Company has collaterally assigned or granted any other encumbrance in the Leased Real Property. No other party to the Leases has exercised in writing any termination or non-renewal rights, or given written notice of termination, cancellation or non-renewal with respect thereto, and there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Leased Real Property.

(b) Any and all landlord work required for the Acquired Companies to occupy the Leased Real Property or otherwise contemplated under any of the Leases has been completed and all tenant improvement allowances, if any, have been disbursed. All rent, charges or other payments due pursuant to the Leases have been paid in full as of the date hereof.

(c) There are no leasing commissions owed or to become payable under any Lease, nor any lease brokerage agreements that would be binding on any Acquired Company.

(d) No Acquired Company owns or has ever owned any real property or holds or held any options or purchase rights to acquire any real property.

3.10 Tax Matters. The Acquired Companies have filed all Income Tax Returns and all other material Tax Returns that are required to be filed by them, and such Tax Returns are true, correct and complete in all material respects. In addition:

(i) all material Taxes due and owing (whether or not shown on any Tax Return) by each of the Acquired Companies have timely been fully paid or properly accrued;

(ii) all Taxes which any Acquired Company is obligated to withhold from amounts owing to any employee, independent contractor, creditor stockholder or other third party have been fully paid or properly accrued;

(iii) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any Taxing Authority against any of the Acquired Companies;

(iv) no Acquired Company has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is still in effect;

(v) except as set forth on Section 3.10 of the Company Disclosure Schedule, there are no ongoing or pending Tax audits, examinations, investigations or other proceedings by any Taxing Authority against any of the Acquired Companies;

(vi) no Acquired Company is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement entered into in the Ordinary Course of Business and not primarily concerning Taxes);

(vii) no Acquired Company has been a member of an affiliated group filing a consolidated U.S. federal Tax Return;

(viii) no Acquired Company classified as a corporation for U.S. Tax purposes is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate (but excluding for the avoidance of doubt any agreement, contract, arrangement or plan entered into after the date hereof or entered into or negotiated by Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates), in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or non-U.S. Income Tax Law) in connection with the transactions contemplated by this Agreement;

(ix) for U.S. federal Income Tax purposes, each of the Acquired Companies is classified as set forth on Section 3.10 of the Company Disclosure Schedule;

(x) no Acquired Company has agreed, or is required, to make any adjustments or changes either on, before or after the Closing, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local or foreign applicable Law), and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustments or changes in the accounting methods of any Acquired Company;

(xi) each Acquired Company has properly collected and remitted all sales and similar Taxes with respect to sales made to customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all material amounts of sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes;

(xii) there are no liens for Taxes on any property of assets of the Acquired Companies except for liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on such Acquired Company’s financial statements in accordance with GAAP;

(xiii) no Acquired Company has ever participated in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law);

(xiv) within the past two (2) years, no Acquired Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; and

(xv) no Acquired Company has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, nor is any Acquired Company aware of any agreement, plan, fact or other circumstance that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

(xvi) any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(b) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company;

(xvii) no Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized;

(xviii) no Acquired Company has initiated any “voluntary disclosure” agreement or similar with any Taxing Authority with respect to any Taxes or Tax Returns, nor has any Acquired Company ever entered into a closing agreement or similar agreement with a Taxing Authority or requested or received any Tax rulings from any Taxing Authority, and no such request is outstanding;

(xix) all related party transactions involving the Company, any of its Subsidiaries or any of their respective Affiliates are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other law) and neither the Company nor any of its Subsidiaries has any liability under Section 482 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law);

(xx) no Acquired Company is, or has ever been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code;

(xxi) neither Parent nor any Acquire Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received, or paid, on or prior to the Closing Date; (iv) use of the completed contract method of accounting or the cash method of accounting, or the “last-in-first-out” method of accounting with respect to any transaction that occurred prior to the Closing Date; or (v) “closing agreement” (as described in Section 7121 of the Code or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date; and

(xxii) each Acquired Company has timely complied in all material respects with all applicable escheat and unclaimed property laws.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which any Acquired Company is a party or by which any Acquired Company or any of their respective properties or assets is bound (the Contracts listed or required to be listed on Section 3.11(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i) with any Material Customer or that involved aggregate revenue generated by the Acquired Companies of $75,000 or more in the aggregate during the fiscal year ended on June 30, 2024 or that are expected to involve aggregate revenue generated by the Acquired Companies of $75,000 or more in the aggregate during the fiscal year ending on June 30, 2025;

(ii) with any Material Vendor or for the sale, distribution or licensing of materials, supplies, goods, services, equipment or other assets to the Acquired Companies involving aggregate annual payments from the Acquired Companies of $75,000 or more in the aggregate during the fiscal year ended on June 30, 2024 or that are expected to involve aggregate annual payments from the Acquired Companies of $75,000 or more in the aggregate during the fiscal year ending on June 30, 2025;

(iii) providing for the issuance, redemption, cancellation, vesting, forfeiture or exchange of any Equity Interest of the Acquired Companies;

(iv) relating to the acquisition or disposition by the Acquired Companies of any business or material portion thereof (whether by merger, sale of Equity Interests, sale of assets or otherwise) since the Lookback Date (including, without limitation, any letters of intent or similar commitments to enter into any such transaction);

(v) in respect of any collective bargaining agreement or any other Contract with any labor union or other labor organization;

(vi) (A) relating to employment of employees not terminable at-will, (B) relating to the performance of services by any employee, independent contractor, consultant or other Person and providing annual cash or other compensation in excess of $50,000 (other than offer letters or agreements providing for employment at-will that can be terminated without payment of incentives, severance, or other termination pay), (C) in accordance with which the Acquired Companies are or may become obligated to make any severance, termination, incentive, or similar payment to any current or former officer, director, manager, employee, consultant or independent contractor, other than as applicable to all employees generally, and (D) in accordance with which the Acquired Companies may be required to provide, or accelerate the vesting of, any payments, benefits or equity rights upon the occurrence of any of the transactions contemplated by this Agreement;

(vii) under which the Acquired Companies have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness for borrowed money or entered into any hedging arrangements, (B) granted a Lien on any portion of the assets of any Acquired Company, (C) extended credit to any Person (other than customer payment terms in the Ordinary Course of Business) or (D) directly or indirectly guaranteed any Liabilities of any other Person;

(viii) with any Governmental Body;

(ix) Lease or Contract under which any Acquired Company is lessee of, or holds or operates any personal or real property (including, without limitation, the Leased Real Property) owned by any other Person, for which the annual rent exceeds $50,000;

(x) under which any Acquired Company is lessor of or permits any third party to hold, occupy or operate any property, real or personal, for which the annual rent exceeds $50,000;

(xi) that contains covenants binding upon any Acquired Company that (A) restrict the ability of any Acquired Company to compete or freely engage in business anywhere in the world, (B) obligate the Acquired Companies to conduct business on a “most favored nation” or preferred basis with any third party, including with respect to pricing or terms of delivery, (C) requires the Company or any of its Subsidiaries to purchase from any Person the Company’s or any of its Subsidiaries’ total requirement of, or such Person’s total output of, any product or service, (D) contains any minimum purchase or minimum royalty requirements, (E) contains any grant of exclusive dealing with respect to any product, service or software from any Person, (F) contains any exclusivity requirements, right of first refusal, right of first offer, (G) contains any right to acquire any right, asset, property, Equity Interest or service from the Company or any of its Subsidiaries, or (G) or contains any non-hire or non-solicitation obligations or restrictions, other than Contracts for staffing and other services entered into by the Company in the Ordinary Course of Business that contain restrictions on the solicitation or hiring of temporary staff supplied under such Contract;

(xii) pursuant to which (A) a third party grants to any Acquired Company a license to Intellectual Property, which is used in any Acquired Company’s business as presently conducted, excluding licenses to commercially available off-the-shelf software or (B) any Acquired Company grants a license to a third party;

(xiii) any settlement agreement, standstill agreement, coexistence Contract or consent decree or similar Contract that will require the Acquired Companies to pay consideration after the date of this Agreement in excess of $50,000 or contain any admission of wrongdoing by the Acquired Companies;

(xiv) containing an effective power of attorney granted by the Company or any of its Subsidiaries;

(xv) in connection with which the Acquired Companies are obligated to make capital expenditures in excess of $50,000;

(xvi) in respect of any partnership, joint venture, strategic alliance or other similar Contract;

(xvii) that provides for the indemnification of any Person with respect to, or the assumption of, any material Liability, other than as contained in commercial Contracts entered into in the Ordinary Course of Business;

(xviii) which would require a payment or other form of consideration (including acceleration of vesting of any benefit or other consideration) to any Person in connection with the transactions contemplated by this Agreement; and

(xix) any Contract agreeing to do any of the foregoing.

(b) The Company has made available to Parent a true, correct and complete copy of each written Material Contract (and a summary of any oral Material Contracts), together with all supplements, amendments, waivers or other changes thereto. Each of the Contracts listed in Section 3.11(a) of the Company Disclosure Schedule sets forth the entire agreement and understanding between the Acquired Companies and/or the Business, on the one hand, and the other parties thereto, on the other hand, with respect to the subject matter thereof, is a legal, valid and binding obligation on each Acquired Company party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect and is enforceable against the Acquired Companies and, to the Company’s Knowledge, each other party thereto. The applicable Acquired Company is not in material breach or default under any Material Contract, and, to the Knowledge of the Company, the other party to each of the Material Contracts is not in material breach or default thereunder. No event has occurred that (with notice, lapse of time or both) would constitute a material breach or default thereunder by the Acquired Companies or, to the Company’s Knowledge, any other party thereto, or that would permit acceleration, or termination of, material modification, or the imposition of liquidated damages or a penalty under, any such Material Contracts. No party to a Material Contract has given written (or to the Company’s Knowledge, oral) notice to the Acquired Companies of such party’s intention to cancel, terminate, or non‑renew such Material Contract. None of the Material Contracts would, following the Closing, restrict or purport to restrict Parent or any of its Affiliates (other than the Acquired Companies).

3.12 Intellectual Property and Data Privacy.

(a) (i) The Acquired Companies own and possess all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), the Company Intellectual Property and have a valid and enforceable license to use the other Intellectual Property used in the operation of their business, as currently conducted and as currently proposed to be conducted;

(ii) to the Company’s Knowledge, such Intellectual Property and the operations of the Acquired Companies and their business (including the Business) do not infringe the Intellectual Property of any third party and, to the Company’s Knowledge, except as set forth on Section 3.12(a)(ii) on the Company Disclosure Schedule, are not being infringed by any third party;

(iii) the Acquired Companies (A) make commercially reasonable efforts to protect and maintain their Intellectual Property and (B) have obtained from all former and current employees, contractors, and consultants executed written agreements assigning their rights to such Intellectual Property to the applicable Acquired Company and containing confidentiality and ownership covenants in favor of the applicable Acquired Company and, to the Company’s Knowledge, no former or current employees, contractors, or consultants who provided services to the Acquired Companies are or were in violation thereof;

(iv) the Acquired Companies are not, and since the Lookback Date have not been, a party to any Action or Order, and to the Company’s Knowledge, no Action or Order is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property or the Intellectual Property necessary for or used in the operation of the Acquired Companies’ business, as currently conducted and as currently proposed to be conducted nor any Action or Order that the operation of such business infringes any third party’s Intellectual Property; and

(v) the Acquired Companies have taken commercially reasonable steps to protect the confidentiality, operation, and internal and external security of the Company IT Systems and information therein or transmitted thereby.

(b) Section 3.12(b) of the Company Disclosure Schedule lists all—

(i) Company Intellectual Property that is the subject of an application, registration, or issued patent, including the respective application and serial number (if applicable), the date of any such application and registration (if applicable), the jurisdiction(s) in which each such right either exists or has been applied for;

(ii) Intellectual Property Licenses (other than commercially available, off-the-shelf computer software programs);

(iii) domain names and social media handles, and all material common law trademarks, trade names or service marks owned or used by the Acquired Companies; and

(iv) material Company Software.

All Company Intellectual Property is unexpired, valid and enforceable. No (A) government, university, or other public funding, or (B) facilities or personnel of a university, college, education facility, or research center was used in the development of any Company Intellectual Property.

(c) The Acquired Companies are in material compliance with all applicable Data Security Requirements. The Acquired Companies have each (i) implemented and maintained commercially reasonable and appropriate technical and organizational safeguards, including a written information security program that complies with all applicable Data Security Requirements, to protect all Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, and (ii) taken commercially reasonable steps, including by making contractual commitments to ensure that all third-party service providers, outsourcers, processors or other third parties who Process Personal Information for or on behalf of the Acquired Companies have agreed to comply with applicable Data Security Requirements and taken reasonable steps to maintain the privacy and confidentiality of Personal Information and to protect Personal Information from loss, theft, misuse or unauthorized access.

(d) No Acquired Company has received any written (or to the Company’s Knowledge, oral) notice from any Person or Governmental Body of any complaint, claim, or action related to or alleging the violation of any Data Security Requirements. During the last three years, to the Company’s Knowledge, there has not occurred any and there is no currently occurring or ongoing: (i) loss, theft, or security breach relating to Personal Information or confidential information in the possession, custody, or control of the Acquired Companies, or (ii) unintended, illegal, or improper use, including disclosure of, or access to Personal Information or confidential information in the possession, custody, or control of the Acquired Companies, including any data Processed on their behalf. None of the Acquired Companies have notified, or been required to notify, any Person of a violation of any Data Security Requirements or a breach of security of their Personal Information.

(e) The Acquired Companies have provided all notices and obtained all consents required by Data Security Requirements from any individuals whose Personal Information will be transferred or shared under this Agreement. Neither this Agreement nor the transactions contemplated by this Agreement will violate any applicable Data Security Requirements.

(f) The Acquired Companies have timely addressed or remediated all critical or high observable or known risks identified to them in third-party audits or self-assessments concerning their respective data security or their Processing of Personal Information.

(g) The Acquired Companies have third-party vendor review and management processes in place, including onboarding processes, to ensure that the third-parties with which they share Personal Information are in compliance in all material respects with all applicable Data Security Requirements.

(h) The Acquired Companies have implemented reasonable disaster recovery, incident response, breach notification, and business continuity plans that are materially compliant with Data Security Requirements. No Acquired Company, nor any third party acting at the direction or authorization of the Acquired Companies has paid during the past three years (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack other than their forensic, legal, or other advisors.

(i) The Company IT Systems are sufficient for the immediate needs of the Acquired Companies in the Ordinary Course of Business, and since the Lookback Date, the Company IT Systems have not experienced any material interruption, reportable breach, or disruption to the use thereof. To the Company’s Knowledge, none of the Company IT Systems contain any viruses, Trojan horses, bugs, faults or other harmful devices that (i) adversely affect any Company IT Systems, or (ii) enable any Person to access any Company IT Systems without authorization. Since the Lookback Date, there have been no security breaches or any unauthorized access to any Company IT Systems, nor has any Acquired Company been adversely affected by any denial-of-service or other information or data security attack or breach.

(j) Immediately following the Closing, the Acquired Companies will own or have valid licenses to use all of the Company Intellectual Property, Intellectual Property Licenses, and Company IT Systems used to conduct their business as conducted immediately prior to the Closing, and the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of their rights therein. The Acquired Companies are in material compliance with all Intellectual Property Licenses, and to the Company’s Knowledge, no Person that is a party to any such Intellectual Property License is in material violation or default thereof. The Intellectual Property Licenses are in full force and effect, and are subsisting, valid and is enforceable against the Acquired Companies and, to the Company’s Knowledge, each other party thereto in accordance with their terms and applicable Law. There are no pending, and to the Company’s Knowledge, no threatened claims with respect to any such Intellectual Property License. The Company has made available true, complete and correct copies of all Intellectual Property Licenses listed on Section 3.12(j) of the Company Disclosure Schedule (other than commercially available, off-the-shelf computer software programs).

(k) The Company Software performs in all material respects in accordance with its specifications. None of the source code for the Company Software has been disclosed to any third party other than employees or contractors of the Acquired Companies, in each case subject to a written confidentiality obligation with respect to such source code, and no other third party has the right, contingent or otherwise, to obtain access to any such source code. The Acquired Companies have complied in all material respects with the contracts applicable to all open source software contained, or distributed, integrated, or bundled with any product of the Acquired Companies. None of the Company Software contains, or was distributed, integrated or bundled with Software owned by any other third party or licensed pursuant to an open source software license that (i) requires or conditions the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of the Company Software; or (ii) otherwise imposes an obligation on the Acquired Companies to distribute any Company Software on a royalty-free basis.

(l) The Acquired Companies are in compliance in all material respects with applicable advertising Laws, and, to the Company’s Knowledge, have not engaged in false or misleading advertising, or violated any third-party’s right of publicity or likeness in violation of applicable Laws.

3.13 Litigation. Except as would not reasonably be expected to be, individually or in the aggregate, (x) material to any Acquired Company or (y) material to the ability of the Company to consummate the transactions contemplated by this Agreement and each of the other Company Documents and to timely fulfill its obligations hereunder and thereunder, (a) there are and, since the Lookback Date, have been no Actions pending, threatened in writing or, to the Company’s Knowledge, threatened orally, against any Acquired Company (b) no Acquired Company is or since the Lookback Date has been subject to any outstanding Order of any Governmental Body and (c) to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Orders or Actions.

3.14 Employee Benefit Plans.

(a) Set forth on Schedule 3.13(a) are each of the following which any Acquired Company sponsors, maintains or contributes to or with respect to which any Acquired Company has or may have any liability, contingent or otherwise, including on account of its ERISA Affiliates:

(i) any non-qualified deferred compensation or retirement plans,

(ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA),

(iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA),

(iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA),

(v) any employee benefit plan as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and

(vi) any other compensation, incentive, equity or equity-based compensation, stock purchase or deferred compensation arrangements, change in control, vacation, termination, educational assistance, severance or other employee benefit plan, agreement, program or other arrangement

(collectively referred to herein as the “Plans”). With respect to each Plan, the Company has provided or made available to Parent true, correct and complete copies of: (A) such Plan and (B) to the extent applicable to such Plan: all trust agreements, insurance Contracts, administrative service Contracts or other funding arrangements; the most recent Form 5500 filed and all schedules thereto; the most recent Internal Revenue Service determination or opinion letter; the nondiscrimination testing results for the most recent three (3) years; all material communications sent to or received from the Internal Revenue Service, the Department of Labor or other applicable Governmental Body since the Lookback Date; all current employee handbooks or manuals; all current summary plan descriptions and summaries of material modifications; and all amendments and modifications to any such document.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on a favorable opinion letter from the Internal Revenue Service that such Plan is so qualified or has requested such a favorable determination letter or opinion within the remedial amendment period of Section 401(b) of the Code and, to the Company’s Knowledge, there are no facts or circumstances that would jeopardize the qualification of such Plan. The Plans comply in form and in operation with the requirements of all applicable Law, including the Code and ERISA, in all material respects. No Acquired Company has been, or is reasonably likely to be assessed or has any liability for assessable payments under or has incurred or is reasonably expected to incur or to be subject to any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6055 or 6056 of the Code.

(c) With respect to the Plans, since the Lookback Date, (i) all required contributions have been made or properly accrued, (ii) there are no Actions, suits or claims pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist, and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) Since the Lookback Date, no Acquired Company has, nor, to the Company’s Knowledge, have any of their respective directors, managers, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject Parent to any material liability under ERISA or any applicable Law.

(e) Since the Lookback Date, no Acquired Company has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(f) No Plan is, and none of the Acquired Companies have ever sponsored, maintained, contributed to, or has or had any obligation to contribute to, (i) an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, or (iv) a plan sponsored by two or more contributing sponsors, at least two of which are not under common control within the meaning of §4063 of ERISA, and no facts exist that would reasonably be likely to result in liability for any of the Acquired Companies with respect to any such plan.

(g) Each Plan that provides for non-qualified deferred compensation within the meaning of Section 409A of the Code complies with such Section 409A in form and operation such that no participant will be subject to Tax under Section 409A. Neither the Acquired Companies nor any current or former employee or independent contractor of the Acquired Companies has incurred any material liability (including as a result of any indemnification obligation) arising out of or relating to Section 409A of the Code, and no condition exists that could subject such person to any material liability (including as a result of any indemnification obligation) arising out of or relating to Section 409A of the Code. No employee or independent contractor of the Acquired Companies has an entitlement to indemnification or gross-up from the Acquired Companies with respect to Sections 409A or 4999 of the Code or any other Tax.

(h) None of the Plans obligates any Acquired Company to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with any Acquired Company, other than (i) as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law, (ii) death benefits attributable to deaths that occur at or prior to termination of employment, (iii) benefits through the end of the month of termination of employment or (iv) conversion rights.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in conjunction with any other event) will (i) entitle any current or former employee or consultant of the Acquired Companies to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such current or former employee or consultant, (iii) result in any payment or benefit to any “disqualified individual” (within the meaning of Section 280G of the Code) that could be treated as an “excess parachute payment” under Section 280G of the Code or (iv) limit or restrict the ability to amend or terminate any Plan.

(j) None of the Acquired Companies has stated in writing any intention nor has any legally binding plan or commitment to create any additional Plan or modify or change any existing Plan, except as may be required by applicable Law.

(k) Except as set forth on Section 3.14(k) of the Company Disclosure Schedule, no Plan is subject to the Laws of any jurisdiction other than the United States or any State thereof.

3.15 Insurance. Section 3.15 of the Company Disclosure Schedule sets forth each insurance policy owned, held by, or maintained by or on behalf of the Acquired Companies (each, an “Insurance Policy”), including, with respect to each such Insurance Policy, the name of the insurer, the policy number, the premium amount, the term, the policy limit and the scope of coverage. All such Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Laws and all Material Contracts, and all applicable premiums have been paid. No Acquired Company is in material breach or default, and no Acquired Company has taken any action or failed to take any action which (with notice, lapse of time or both) would constitute such a material breach or default, or permit termination or modification of, any of such Insurance Policies. No Acquired Company or any of its Affiliates has received any written or, the Company’s Knowledge, oral notice of cancellation, non-renewal or material modification of any such Insurance Policy and no such termination, non-renewal or material modification of any such Insurance Policy been threatened in writing or, to the Company’s Knowledge orally. There are no claims by or on behalf of the Acquired Companies or any of their Affiliates (with respect to the Business) pending under any of the Insurance Policies. Section 3.15 of the Company Disclosure Schedule contains a true, correct and complete list and description of any (i) denial of claims made against any Insurance Policies (or any predecessor insurance policies) since the Lookback Date and (ii) claims made against an insurer under any such Insurance Policies (or predecessor insurance policies) since the Lookback Date.

3.16 Environmental Matters.

(a) The Acquired Companies are in compliance and have complied in all material respects, since the Lookback Date, with all applicable Environmental Laws, and possess and comply and since the Lookback Date have possessed and complied with all applicable Environmental Permits required to operate the Business and the Acquired Companies in the Ordinary Course of Business. There are no Regulated Substances at any property currently or formerly owned or operated by the Acquired Companies or that are reasonably likely to result in material Liability of the Acquired Companies under any applicable Environmental Law and none of the Acquired Companies have treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, exposed any Person to or released any Regulated Substances or products containing Regulated Substances in violation of applicable Environmental Laws or so as to give rise to any current or future material Liability, including any corrective or remedial obligation under any Environmental Laws. None of the Acquired Companies has received any written (or to the Company’s Knowledge, oral) notification of actual or alleged Liability for, or a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar applicable Law, concerning any release or threatened release of Regulated Substances at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state, or local regulatory authority or otherwise. None of Acquired Companies has received any written (or to the Company’s Knowledge, oral) claim or complaint, or has been subject to any Order or Action, relating to noncompliance with Environmental Laws or any other Liabilities pursuant to Environmental Laws, including Liability for any investigatory, remedial or corrective obligation under any Environmental Law, and no such matter is pending, or, to the Company’s Knowledge, has been threatened. None of the Acquired Companies have assumed or undertaken, or provided any indemnification with respect to, or otherwise become subject to, any Liability of any other Person under any Environmental Laws. None of the Leased Real Property are subject to liens issued pursuant to any Environmental Law.

(b) The Company has made available to Parent true, correct and complete copies of all reports and documents in the possession or under the control of any of the Acquired Companies relating to any actual or anticipated Liability pursuant to any Environmental Law affecting the Acquired Companies, the Business, any of the Leased Real Property or any former properties or operations, including the environmental condition thereof, including all Phase I and Phase II Environmental Site Assessments.

3.17 Affiliated Transactions. Except as set forth on Section 3.17 of the Company Disclosure Schedule, no officer, director, manager, equityholder, employee (excluding Contracts, arrangements and compensation with respect to such employee’s employment with the Company) or Affiliate of any Acquired Company is a party to or has any Contract, commitment, arrangement, Indebtedness, other transaction, payable, receivable, claim, cause of action interest with any Acquired Company or any of its Affiliates or has any interest in any property used by any Acquired Company or any of its Affiliates (any such Contract, commitment, arrangement, Indebtedness, transaction, payable, receivable, claim, cause of action or other interest, an “Affiliated Transaction”). The Company has made available true, correct and complete copies of all Contracts relating to such Affiliated Transactions.

3.18 Brokerage. Except as set forth on Section 3.18 of the Company Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar fees or compensation in connection with the transactions contemplated by this Agreement or the Company Documents.

3.19 Permits; Compliance with Laws.

(a) Except as would not, individually or in the aggregate, be material to any of the Acquired Companies, the Acquired Companies, their respective directors, managers and officers and, to the extent related to the Business, the Affiliates of the Acquired Companies and their respective directors, managers and officers, are, and since the Lookback Date have been, in compliance with all Laws and Orders to which the Acquired Companies or any of their respective properties or assets are bound. None of the Acquired Companies s (i) to the Company’s Knowledge, is or since the Lookback Date has been under investigation by any Governmental Body with respect to any violation or default or purported violation or default of any Law, or (ii) has received since the Lookback Date any written (or to the Company’s Knowledge, oral) notice from any Governmental Body with respect to any material violation or default or purported material violation or default of any Law.

(b) Each of the Acquired Companies maintains and, since the Lookback Date, has maintained in good standing all material Licenses required to legally conduct the Business in the Ordinary Course of Business and each such License is and, since the Lookback Date, has been valid and in full force and effect. None of such Licenses is or, since the Lookback Date has been, subject to any Action or Order pending, threatened in writing or, to the Company’s Knowledge, threatened orally that seeks the revocation, cancellation, limitation, suspension, restriction or adverse modification thereof or the imposition of any material fine, penalty or other sanctions for violation of any Law relating to any License, and none of the Acquired Companies since the Lookback Date has received any written (or to the Company’s Knowledge, oral) notice alleging any violation of such License. To the Company’s Knowledge, all employees, agents and contractors performing services on behalf of the Acquired Companies have and since the Lookback Date have had all Licenses required in order to perform such services, such Persons are in compliance in all material respects with the terms of the Licenses, and all such Licenses are valid and in full force and effect. The Licenses used or held by the Acquired Companies are set forth on Section 3.19(b) of the Company Disclosure Schedule, by jurisdiction, type and next renewal date.

(c) Since July 1, 2021,

(i) none of the Acquired Companies or, to the Company’s Knowledge, any Representative or other Person acting on behalf of Acquired Companies or the Business has violated any provision of any Anti-Corruption Law;

(ii) the Acquired Companies have maintained books and records that accurately and fairly reflect transactions and the distribution of their respective properties and assets and have maintained a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with applicable Anti-Corruption Laws;

(iii) each of the Acquired Companies has maintained effective disclosure controls and procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected and deterred;, and

(iv) none of the Acquired Companies or, to the Company’s Knowledge, any Representative or other Person acting on behalf of the Acquired Companies or the Business has (A) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, Governmental Body, governmental employee or other Person with whom the Acquired Companies or the Business has done business, directly or indirectly, in violation of any Law, (B) given or agreed to give any gift or similar benefit to any customer, supplier, Governmental Body, governmental employee or other Person who is or may be in a position to help or hinder the Acquired Companies or the Business (or assist the Acquired Companies or the Business in connection with any actual or proposed transaction) directly or indirectly, in violation of any Law, which may subject the Acquired Companies or the Business to any damage or penalty in any civil, criminal or governmental Action, (C) received any written (or the Company’s Knowledge, oral) notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws, or (D) received any written (or to the Company’s Knowledge, oral) allegations, investigations (formal or informal), inquiries, actions, charges, or other Actions with regard to any violation or potential violation of the Anti-Corruption Laws.

(d) The Acquired Companies are, and have at all times since July 1, 2021 been, in compliance in all material respects with all Laws related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing, in the jurisdictions in which it is organized and conducts the Business (collectively, the “Anti-Money Laundering Laws”). Neither the Acquired Companies nor, to the Company’s Knowledge, any of their respective directors, managers, officers, or employees:

(i) has been or is in violation of any Anti-Money Laundering Law;

(ii) has engaged or engages in any transaction, investment, undertaking or activity (in each case, in the course of such Person’s employment) that violates any Anti-Money Laundering Law; or

(iii) has received any written notice from a Governmental Body, outside of a routine regulatory examination, alleging that any Acquired Company or, to the extent related to the Business, their Affiliates has violated, or is otherwise subject to penalties or an enforcement action under, any Anti-Money Laundering Laws. The Acquired Companies and, to the extent related to the Business, their Affiliates have adopted, implemented and maintain policies and procedures that reflect their obligations under the Anti-Money Laundering Laws. The Acquired Companies and, to the extent related to the Business, their Affiliates have maintained all books and records required pursuant to Anti-Money Laundering Laws for such retention period as such Anti-Money Laundering Laws require.

(e) Neither the Acquired Companies, nor, to the Company’s Knowledge, any of their respective directors, managers, officers, or employees:

(i) is or was a Restricted Person;

(ii) conducts or has conducted any business, or engages or has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Restricted Person;

(iii) deals or has dealt in, or otherwise engages or has engaged in any transaction related to, any property or interests in property blocked pursuant to any applicable sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State or other applicable Sanctions;

(iv) engages or has engaged in, or conspires or has conspired, to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.19(e);

(v) engages or has been engaged in any transaction, activity or conduct that could reasonably be expected to result in it breaching any Sanctions or its being designated as a Restricted Person; or

(vi) has received written (or the Company’s Knowledge, oral) notice of, or is otherwise aware of, any Action involving it with respect to Sanctions.

(f) The Acquired Companies have complied in all material respects with all applicable Laws relating to imports, exports and other international transactions (including, without limitation, , those Laws administered by the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protections) codified at 19 CFR, Parts 1-199, and State Directorate of Defense Trade Controls (codified at 22 CFR, Parts 103, 120-130)).

3.20 Employees.

(a) The Acquired Companies are in compliance in all material respects with all applicable Laws respecting labor and employment matters, including with respect to wage and hour Laws, fair employment practices, labor relations, equal employment opportunity, independent contractor classification, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, plant closing and other similar employment activities. Each employee of the Acquired Companies classified as exempt from the overtime provisions of applicable wage and hour Laws is, and at all times since the Lookback Date has been properly classified as such. Each independent contractor or consultant engaged by the Acquired Companies since the Lookback Date is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable Law. The Acquired Companies have paid all and are not delinquent in paying in any material respect any payments due and owing to any of its current or former employees for any wages, salaries, commissions, bonuses, prevailing wages, wage premiums, or other compensation for any services performed for the Acquired Companies. None of the Acquired Companies has engaged in any location closing or employee layoff activities since the Lookback Date without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local plant closing or mass layoff statute, rule or regulation.

(b) There are and since the Lookback Date there have been no Actions pending or threatened in writing or, to the Knowledge of the Company, orally threatened against any of the Acquired Companies relating to employment or labor matters or otherwise brought by any current or former employee of, applicant for employment by, or independent contractor to any of the Acquired Companies, and no Governmental Body has provided notice to any Acquired Company since the Lookback Date of the commencement of any Action or administrative agency proceeding with respect to employment or labor or immigration matters. The Acquired Companies have promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations made by or against any employee where such allegations have been reported to an officer, executive or manager employed by the Acquired Companies or otherwise in accordance with the Acquired Company’s policies, the Acquired Companies have taken corrective action to address any such wrongful conduct, and the Acquired Companies do not reasonably expect to incur any Liabilities with respect to such allegations. No officer, executive, or manager employed by the Acquired Companies has been accused in writing or, to the Company’s Knowledge, orally of sexual or other unlawful harassment.

(c) Section 3.20(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the employees (including any employee on leave or layoff status) of the Acquired Companies as of the date hereof and each employee’s (i) name, (ii) title and position; (iii) base compensation or hourly wage rate; (iv) bonuses and commissions or similar remuneration paid during the fiscal year ended June 30, 2024 and year to date for the fiscal year ending June 30, 2025; (v) whether such individual is classified as exempt or nonexempt under applicable wage and hour laws; (vi) primary work location; and (vii) employer. Section 3.20 of the Company Disclosure Schedule also identifies each individual service provider that has performed services for the Acquired Companies as an independent contractor or consultant during the fiscal years ended June 30, 2023 and 2024 or year to date for the fiscal year ending June 30, 2025, together with the period during which such services were performed, the nature of such services, and the consulting fees paid in such period.

(d) None of the Acquired Companies is a party to, bound by, negotiating or obligated to negotiate any collective bargaining agreement or other similar agreement, and there are and have since the Lookback Date been no labor unions or other organizations representing or, to the Company’s Knowledge, purporting to represent or attempting to represent any employees of the Acquired Companies. Since the Lookback Date, there has not occurred or been threatened in writing or, to the Company’s Knowledge, orally any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity with respect to any employee of the Acquired Companies and, to the Company’s Knowledge, no event has occurred and no circumstance exists that could reasonably be expected to provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity. To the Company’s Knowledge, no Acquired Company is experiencing or has since the Lookback Date experienced any union organizing activity or other union-related activity. There are, and since the Lookback Date have been, no pending, or to the Company’s Knowledge, threats to file any unfair labor practice charges or complaints against the Acquired Companies before the National Labor Relations Board or similar agency in any applicable jurisdiction.

(e) There is no officer, executive, or group of employees of the Acquired Companies who has or have indicated an intention to terminate his, her or their employment with any of the Acquired Companies or, following the Closing, the Surviving Company, and, to the Company’s Knowledge, no such individual or group has any plans to terminate employment with the Acquired Companies or, following the Closing, the Surviving Company.

3.21 Material Customers and Vendors.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a true, correct and complete list of the ten (10) largest customers in respect of each of the auction and wholesale business of the Acquired Companies during the fiscal years ended June 30, 2023, and 2024 based on revenues received by the Acquired Companies or the Business, on a consolidated basis, showing the approximate total sales to each such customer during such fiscal year (each, a “Material Customer”). Since the Lookback Date, no Material Customer has, in writing or, to the Company’s Knowledge, orally, made any material complaints regarding the services rendered by the Acquired Companies or the Business or sought any material adjustments to any amounts owed by such customer to the Acquired Companies or the Business as a result of the failure of such services to be performed in conformity with all applicable commitments under Contract.

(b) Section 3.21(b) of the Company Disclosure Schedule contains a true, correct and complete list of the ten (10) largest vendors in respect of each of the auction and wholesale business of the Acquired Companies during the fiscal years ended June 30, 2023 and 2024 based on payables made by the Acquired Companies or the Business, on a consolidated basis, showing the approximate total payables to each such vendor during such fiscal year (each, a “Material Vendor”). Since the Lookback Date, no Material Vendor has (i) terminated, cancelled or failed to renew, or given the Acquired Companies or, to the extent related to the Business, any of their Affiliates written (or to the Company’s Knowledge, oral) notice of its intention to terminate, cancel or fail to renew, its business relationship with the Acquired Companies or the Business (whether or not subject to a Contract) or (ii) materially changed, or given the Acquired Companies or, to the extent related to the Business, any of their Affiliates written (or to Company’s Knowledge, oral) notice of its intention to materially change, its business dealings with the Acquired Companies or the Business.

3.22 Sufficiency of Assets.

(a) The Acquired Companies have, and will have as of immediately following the Closing, good and marketable title to, or a valid lease or licensed interest in, all assets and rights of every nature, whether real, personal, tangible, intangible or otherwise, that are used in connection with the operation of the Business in the Ordinary Course of Business, which are, in each case, free and clear of any Lien (other than Permitted Liens) and such assets are free from material defects, are in good operating condition and repair (except for ordinary wear and tear) and are suitable for the purposes for which they are presently used.

(b) The properties and assets owned, leased and licensed by the Acquired Companies constitute, and will constitute as of immediately following the Closing, all of the properties, assets and rights used by the Acquired Companies to operate the Business as conducted in the Ordinary Course of Business (including, without limitation, all books and records necessary for operation of the Business).

3.23 Banks; Powers of Attorney. Section 3.23 of the Company Disclosure Schedule sets forth: (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Acquired Companies or, to the extent related to the Business, any of their Affiliates has a bank account (each, a “Bank Account”), (ii) the names of all Persons authorized to draw thereon (or that have access thereto), (iii) the purpose of each such Bank Account and (iv) the names of all Persons authorized by proxies, powers of attorney or other similar instrument to act on behalf of the Acquired Companies. No such proxies, powers of attorney or other similar instruments are irrevocable.

3.24 Accredited Investors. To the best of the Company’s Knowledge, each stockholder of the Company:

(i) is an Accredited Investor;

(ii) has adequate net worth and means of providing for current needs and contingencies, including to sustain a complete loss of the investment in the Parent Common Stock issuable as part of the Merger Consideration; and

(iii) has such knowledge and expertise in financial and business matters that the stockholder is capable of evaluating the merits and risks of an investment in Parent and to make an informed investment decision with respect thereto.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs, jointly and severally, represent and warrant to the Company that the statements in this Article IV are true and correct as of the date of this Agreement.

4.1 Organization and Corporate Power. Each of Parent and Merger Subs are duly formed and are validly existing under the Laws of the State of Delaware and have the power and authority to lease, own and operate their properties and assets and to carry on their businesses as now conducted in the Ordinary Course of Business. Each of Parent and Merger Subs are duly qualified, licensed to do business and in good standing (or its equivalent) in every jurisdiction in which the properties or assets owned, leased or operated by them are located, or the conduct of their businesses as now conducted in the Ordinary Course of Business requires them to be so qualified, licensed and in good standing, except where the failure to be so qualified, licensed or in good standing would not be material to Parent.

4.2 Authorization. Each of Parent and Merger Subs have full corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Parent or Merger Subs in connection with the transactions contemplated by this Agreement (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Parent Documents by each of Parent and Merger Subs and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or limited liability company action, and no other corporate or limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Parent Documents. This Agreement and each of the Parent Documents has been duly and validly authorized, executed and delivered by Parent and Merger Subs, as the case may be, and assuming that each of this Agreement and each Parent Document is a valid and binding obligation of each other party hereto and thereto, this Agreement and the Parent Documents constitutes, a legal, valid and binding obligation of Parent and Merger Subs, as the case may be, enforceable against Parent and Merger Subs, as the case may be, in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

4.3 No Violation. The execution, delivery and performance of this Agreement and the Parent Documents by Parent and Merger Subs, as the case may be, the consummation of the transactions contemplated hereby and thereby, and compliance by the Parent and Merger Subs, as the case may be, with the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice or consent under, constitute a material default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties, rights or assets of Parent and Merger Subs under, give rise to any right of termination, modification, cancellation, amendment or acceleration of any obligation or to a loss of a benefit under, or give rise to any obligation of Parent and Merger Subs to make any material payment under, any provision of (i) Parent’s and Merger Subs’ Organizational Documents, (ii) any Contract or License to which Parent or Merger Subs is a party or to which any of them or any of their respective properties or assets is subject or (iii) any applicable Law or Order to which Parent or Merger Subs or any of their respective properties or assets is subject except, with respect to subsections (i)-(iii), as would not reasonably be expected to be, individually or in the aggregate, (x) material to Parent or Merger Subs or any of Parent’s other Subsidiaries or (y) material to the ability of Parent and Merger Subs to consummate the transactions contemplated by this Agreement and each of the Parent Documents and to timely fulfill its obligations hereunder and thereunder.

4.4 Government Consents. Except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware, no License, approval or authorization of, or declaration to, filing or registration with, notification to or waiver from any Governmental Body, or any expiration or termination of any waiting periods under any Law, is required in connection with any of the execution, delivery or performance of this Agreement or the other Parent Documents by Parent or Merger Subs or the consummation by Parent and Merger Subs of any other transaction contemplated hereby and thereby.

4.5 Parent Common Stock. The Parent Common Stock to be issued in accordance with the terms of this Agreement, (i) has been duly and validly authorized by all necessary corporate actions, (ii) will be validly issued, fully paid and non- assessable, (iii) will be free and clear of all Liens (other than restrictions arising under applicable securities Laws), (iv) has not been issued in violation of any agreement, arrangement or commitment to which Parent or any of its Affiliates is a party or is subject to or in violation of or subject to any preemptive rights, subscription rights, rights of first refusal or similar rights of any Person, and (v) subject to the accuracy of the Company’s representations in Section 3.24, has been offered, issued, sold and delivered in compliance with all applicable United States securities Laws.

4.6 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports, registration statements, definitive proxy statements and any other documents required to be filed with the SEC since July 1, 2021 (the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Reports), and each fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

4.7 Litigation. There are no Actions pending, threatened in writing or, to Parent’s Knowledge, threatened orally, against Parent or Merger Subs that would materially and adversely affect Parent’s or Merger Subs’ performance under this Agreement or the Parent Documents or the consummation of the transactions contemplated hereby and thereby.

4.8 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar fees or compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Subs.

4.9 No Reliance. Parent acknowledges and agrees that it has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, liabilities, prospects and condition (financial or otherwise) of each of the Acquired Companies and the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquired Companies and the Business for such purpose. In making the determination to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely on the results of its own independent investigation and the express representations and warranties in Article III of this Agreement (as qualified by the Company Disclosure Schedule) and in any Company Document, and has not relied, is not relying and will not rely on any other representation or warranty of any Acquired Company or any of their related parties, express or implied, at law or in equity, statutory or otherwise, with respect to (i) any Acquired Company, (ii) their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), merchantability, suitability, including with respect to fitness for a particular purpose of any assets, the nature or extent of any liabilities and the effective or the success of any operations, (iii) the transactions contemplated by this Agreement, (iv) the accuracy or completeness of any information regarding any of the foregoing, or (v) any such other representations or warranties including with respect to (A) any confidential information memorandum, management presentation, projections, budgets, forward-looking statements, forecasts or business plans or any other information, document or material made available to Parent or any of its Representatives in any virtual data room, any management presentations or any in any other form, and (B) any Person providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article III of this Agreement and in the Company Documents.

Article V

COVENANTS

5.1 Stockholder Consents.

(a) In lieu of calling a meeting of the Company’s stockholders, the Company shall solicit irrevocable written consents to the adoption of this Agreement and to approve the Mergers (the “Stockholder Consents”) from the record holders of at least 51% of the aggregate voting power of the Company (the “Majority Holders”). In connection with the solicitation of such consents the Company shall take all actions necessary to comply with the DGCL and LLCA, including Section 228 and Section 262 of the DGCL, and the Company’s Organizational Documents.

(b) As promptly as practicable after the execution of this Agreement, the Company shall prepare and distribute to the Majority Holders a consent solicitation statement (the “Consent Statement”) and the form of Stockholder Consent. The Consent Statement shall contain (i) such information concerning this Agreement and the Mergers as in the reasonable judgement of the Company shall be necessary so that the solicitation of Stockholder Consents shall comply with applicable Delaware law and federal security laws; (ii) a copy of this Agreement; (iii) the recommendation of the Company Board that stockholders provide their written consent to adopt this Agreement and approve the Mergers; (iv) directions for obtaining reports concerning Parent publicly filed by Parent with the SEC; and (v) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Consent Statement.

(c) The Company shall use its reasonable best efforts to obtain Stockholder Consents from the Majority Holders as promptly as practicable. Promptly following receipt of such Stockholder Consents by the corporate secretary of the Company, the Company shall provide Parent with a scanned PDF or other electronic copy of each such Stockholder Consent, certified as true and complete by the corporate secretary of the Company.

5.2 Access to Information; Confidentiality.

(a) Except if prohibited by any applicable Law, the Company shall, and shall cause each of the other Acquired Companies to, afford to Parent and to Parent’s Representatives reasonable access during normal business hours, in a manner that does not unreasonably interfere with the normal operation of the business of the Acquired Companies, during the period prior to the Effective Time to all their respective properties, books and records. During such period, the Company shall, and shall cause each of the other Acquired Companies to, furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

(b) Notwithstanding the preceding subsection, none of the Acquired Companies shall be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party, or (ii) the Company determines in good faith that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Acquired Companies, violate applicable Law or result in significant antitrust risk for the Company or any of the other Acquired Companies; provided that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without breaching such confidentiality agreement, jeopardizing such attorney-client privilege, violating applicable Law or resulting in such antitrust risk, as applicable. All information exchanged pursuant to this Section 5.2 shall be subject to the terms of the Mutual Nondisclosure Agreement, dated December 6, 2024, between the Company and Parent (the “Nondisclosure Agreement”).

5.3 Conduct of Business of the Company.

(a) Except for matters expressly contemplated or expressly permitted by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each other Acquired Company to, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its present business organization and preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.

(b) Without limiting the provisions of the preceding subsection, from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 to the Company Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Companies to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for shares of its capital stock, or (C) repurchase, redeem or otherwise acquire any shares of capital stock or other Equity Interests, or rights in respect thereof, of any of the Acquired Companies;

(ii) issue, deliver or sell any shares of capital stock or other Equity Interests, or rights in respect thereof, of any of the Acquired Companies;

(iii) amend its certificate of incorporation, by-laws or other Organizational Documents (whether by merger, consolidation or otherwise);

(iv) acquire or agree to acquire, whether by merging or consolidating with, or by purchasing a substantial Equity Interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, or other business organization;

(v) (A) except as required by applicable Law or the terms of any such Plan, adopt, enter into, establish, terminate, materially amend or modify any Plan, (B) grant to any director or executive officer of the Company any increase in compensation, (C) grant to any director or executive officer of the Company any increase in severance or termination pay, (D) enter into or amend or modify any employment or consulting agreement providing annual payments in excess of $50,000, or any severance or termination agreement, or (E) take any action to accelerate any rights or benefits under any Plan;

(vi) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by GAAP or by applicable Law;

(vii) sell, lease (as lessor), license or otherwise dispose of, any properties or assets, except in the Ordinary Course of Business;

(viii) (A) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, (B) issue or sell any debt securities of any Acquired Company, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Acquired Companies;

(ix) except as required by Law or as is otherwise in the Ordinary Course of Business, (A) make, change or revoke any material Tax election, (B) settle or compromise any Action relating to a material amount of Taxes, (C) file any amended Tax Return reflecting a material amount of income Taxes, or (D) make any change in any material Tax accounting method;

(x) enter into, terminate or modify or amend in a manner that is materially adverse to any Acquired Company, or waive or release any material rights under, any Material Contract;

(xi) settle, or offer or propose to settle any material Action involving or against any of the Acquired Companies;

(xii) (A) sell, assign, license, sublicense, abandon, fail to maintain or grant Liens (other than Permitted Liens) on any Company Intellectual Property, (B) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, (C) enter into any Material Contract relating to Intellectual Property, or (D) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any right or claim under any Material Contract relating to Intellectual Property; or

(xiii) authorize, commit or agree to take any of the foregoing actions.

5.4 Non-Solicitation. The Company shall not, nor shall it authorize or permit any of the other Acquired Companies or any of its or their respective Representatives to, (A) directly or indirectly solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Competing Proposal or (B) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended to facilitate or encourage the making of any proposal that constitutes, or would reasonably be expected to lead to, any Competing Proposal.

5.5 Indemnification; Tail Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, manager or officer of any of the Acquired Companies (an “Indemnified Person”), as provided in the Company’s Organizational Documents, the Organizational Documents of any other Acquired Company or any indemnification agreement between such Indemnified Party and the Company or any other Acquired Company in effect as of the date hereof, (i) shall be assumed by the Intermediate Surviving Corporation in the First Merger and by the Surviving Company in the Second Merger, without further action, at the Effective Time and at the time of the Second Merger, as applicable, (ii) shall survive the Mergers, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Person arising out of such acts or omissions and, (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person. Parent shall ensure that the Surviving Company complies with and honors the foregoing obligations.

(b) In the event that Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.5.

(c) The obligations of Parent, the Intermediate Surviving Corporation and the Surviving Company under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.5 applies without the consent of such affected Indemnified Person. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d) For a period of six years from and after the Closing Date, Parent shall, at its cost, cause to be maintained (either directly or via run off insurance or insurance provided by an alternate provider in a form acceptable to the Major Stockholder Representative) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Acquired Companies with respect to claims arising from facts or events that occurred on or before the Closing Date, provided that neither the Acquired Companies nor the Parent shall commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by the Acquired Companies prior to the date of the Agreement for the Acquired Companies’ current policies of directors’ and officers’ liability insurance.

5.6 Efforts to Consummate.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Mergers, including (i) substantially complying with requests, if any, for documents or information from any Governmental Body; (ii) obtaining of any necessary consents from and delivering any necessary notices to any Governmental Body or other third party; (iii) making any necessary registrations, declarations or filings with any Governmental Body; (iv) defending or contesting of any Actions or Orders challenging this Agreement or the consummation of the Mergers, at Parent’s sole cost and direction, in reasonable consultation with the Company; and (v) executing and delivering any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement.

(b) Without limitation of the preceding subsection, (i) the Company shall, and shall cause each of the other Acquired Companies to, use its reasonable best efforts to obtain all consents and deliver all notices set forth in Section 3.4 of the Company Disclosure Schedule, and (ii) the parties shall not, and shall not permit any of their respective Subsidiaries to take any action that would, or would reasonably be expected to, result in any condition to the Mergers set forth in Article VI not being satisfied.

5.7 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

5.8 Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, other public statements or broad-based employee communications with respect to the First Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

5.9 Financing.

(a) Parent shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain Financing on or prior to the date upon which the First Merger is required to be consummated pursuant to the terms hereof.

(b) In furtherance and not in limitation of the foregoing, Parent shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on terms and conditions reasonably acceptable to Parent, as promptly as practicable but in any event on or prior to the date upon which the First Merger is required to be consummated pursuant to the terms hereof to the extent the proceeds thereof are required, together with other available cash of Parent, to pay the Aggregate Cash Consideration and the Parent Transaction Expenses, including by (i) negotiating and entering into definitive agreements with respect to the Financing and any other definitive documentation related thereto (the “Definitive Financing Agreements”) on other terms reasonably acceptable to Parent, and (ii) satisfying (or obtaining a waiver of) on a timely basis all conditions, covenants, terms, representations and warranties in the Definitive Financing Agreements that are applicable to Parent and complying with its obligations thereunder. Parent shall enforce its rights under the Definitive Financing Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Definitive Financing Agreements (other than the consummation of the First Merger) have been satisfied, Parent shall use its commercially reasonable best efforts to cause the Lenders to comply with their respective obligations thereunder, including to fund the Financing.

(c) In the event that any portion of the Contemplated Financing is or becomes unavailable on the terms, in the manner or from the sources contemplated by the Definitive Financing Agreements (including if the Parent has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to the availability of any Financing), regardless of the reason therefor, Parent will use commercially reasonable best efforts to (i) obtain Alternative Financing (in an amount sufficient, when taken together with any available portion of the Contemplated Financing and the available cash of Parent, to fund the Aggregate Cash Consideration and the Parent Transaction Expenses), and (ii) keep the Company reasonably informed, subject to applicable confidentiality restrictions to which Parent is bound under arrangements with its Lenders, of the reasons for such unavailability and actions being taken by Parent to obtain the Financing.

(d) Parent shall use reasonable commercial efforts to keep the Company informed prior to the Effective Time of the status of the Contemplated Financing and, if applicable, any Alternative Financing, including, if the same shall occur, (i) any material breaches or defaults under any Definitive Financing Agreement and the efforts being undertaken by Parent to remedy such breaches or defaults, and (ii) the termination of any Definitive Financing Agreement and the efforts being undertaken to replace the financing under such terminated Definitive Financing Arrangement. If at any time Parent determines in good faith that the condition to Closing set forth in Section 6.2(e) relating to the Financing is not anticipated to be satisfied prior to April 30, 2025, Parent will provide written notice thereof to the Company, including a statement setting forth the amount of the Aggregate Cash Consideration and the anticipated amount of the Parent Transaction Expenses, the amount of the Financing required by Parent as contemplated by this Section 5.9 and, subject to applicable confidentiality restrictions to which Parent is bound under arrangement with its Lenders, the reasons why it anticipates that the aforesaid condition will not be satisfied.

(e) Parent acknowledges and agrees that, prior to the Effective Time and unless the Effective Time shall occur, the Acquired Companies shall have no responsibility for any financing that the Parent may raise in connection with the transactions contemplated hereby.

(f) All information exchanged pursuant to this Section 5.9 or Section 5.10 shall be subject to the terms of the Nondisclosure Agreement.

5.10 Financing Cooperation.

(a) Prior to the Closing, the Company shall and shall cause the other Acquired Companies to use its and their commercially reasonable best efforts to provide, at Parent’s sole cost and expense, all cooperation reasonably requested by Parent necessary for the arrangement and obtaining of the Financing, including by using its and their commercially reasonable best efforts to (i) cause the appropriate senior management of the Company to participate in a reasonable number of meetings, presentations, and due diligence sessions, including a reasonable and limited number of one-on-one meetings and calls between appropriate members of senior management of the Company, on the one hand, and the actual and potential Lenders, on the other hand, at reasonable times and with reasonable advance notice; (ii) to the extent required for the Financing, facilitate the pledging of collateral, effective no earlier than the Closing, including, using commercially reasonable best efforts to facilitate the delivery to the Lenders at the Closing of all certificates representing outstanding Equity Interests of the Acquired Companies; (iii) assist Parent in its negotiation and preparation of any credit agreement, notes, guarantees, security agreements, closing certificates (including solvency certificates) and financing documents as may be reasonably requested by Parent in connection with the Financing, effective as of or following the Closing; (iv) furnish Parent with such financial information concerning the Acquired Companies as may be required in connection with the Financing; (v) assist Parent in the preparation of customary presentation materials as may be reasonably requested by Parent in connection with the Financing; (vi) cause the Company’s counsel to provide any customary opinions to the extent required in connection with the Financing; (vii) cause the Company’s independent auditors to provide reasonable and customary assistance and cooperation in connection with the Financing; (viii) furnish Parent and the Lenders with such information regarding the Acquired Companies as may be reasonably requested by Parent in connection with the Financing; and (ix) take all other actions reasonably requested by Parent to facilitate the Financing.

(b) Notwithstanding the foregoing, the Acquired Companies shall not be required to take any action pursuant to this Section 5.10 that: (i) would require the Acquired Companies to provide consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement prior to the Closing that is not contingent on the Closing; (ii) would cause any representation or warranty in this Agreement to be breached by the Company; (iii) would require any of the Acquired Companies to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing; (iv) would cause any director, manager, officer or employee of any of the Acquired Companies to incur any personal liability; (v) would conflict with the Organizational Documents of any of the Acquired Companies or any Laws; (vi) would reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Acquired Companies is a party; (vii) would require any of the Acquired Companies to disclose information that would jeopardize any attorney-client privilege of the Acquired Companies; (viii) would require the Company or any of its Representatives to prepare prior to Closing any financial statements that have not previously been prepared by it; or (ix) unreasonably interferes with the operations of the Acquired Companies or where such actions are requested without reasonable notice.

(c) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Representatives in connection with the cooperation of the Acquired Companies contemplated by this Section 5.10 (provided that such reimbursement shall not include general auditor and legal expenses of the Acquired Companies that would have been incurred regardless of whether cooperation was requested pursuant to this Section 5.10) and shall indemnify and hold harmless the Acquired Companies and their respective Representatives from and against any and all Losses suffered or incurred by them in connection any action taken by them at the request of Parent pursuant to this Section 5.10, except to the extent such Losses or expense arise out of the gross negligence, bad faith, fraud or willful misconduct of the Acquired Companies or their respective Representatives.

(d) The Company shall provide to Parent all documentation and other customary information about each of the Acquired Companies as is reasonably requested in writing by Parent, which is reasonably required under applicable “know your customer”, “beneficial ownership” and anti- money laundering rules and regulations, including the USA PATRIOT Act.

(e) Each of Parent and the Company shall use their commercially reasonable best efforts to obtain any consent or waiver under, or to enter into any amendment or modification of, any Contract for any of its existing Indebtedness necessary in order that the transactions contemplated by this Agreement shall not constitute a breach or default under any such Contract or result in the acceleration of or other prepayment obligation under such Indebtedness.

5.11 Rule 16b-3. Prior to the Effective Time, Parent shall take such steps as may be reasonably necessary or advisable to cause any acquisition of Parent Common Stock (including derivatives thereof) issuable as a result of the Merger to each individual who is a director or officer of Parent and who is subject to the provisions of Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Intended Tax Treatment. For United States federal income Tax purposes, (i) the parties intend that the First Merger and the Second Merger, taken together, shall constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g), to which Parent and the Company are parties under Section 368(b) of the Code. The parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.13 Employee Matters.

(a) Parent agrees that, for a period of at least one year following the Closing Date, each employee of the Acquired Companies (collectively, the “Company Employees”) who continues employment with Parent, the Surviving Company or any of their respective Subsidiaries after the Closing Date (in such capacity, each a “Continuing Employee”) shall be provided with benefits at least equal to those provided to such Continuing Employee by the Company immediately prior to the Effective Time.

(b) Parent and the Surviving Company shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, other than benefit accrual), including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Acquired Companies under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Company or relevant Subsidiary to, credit to each Continuing Employee the amount of vacation time that such employee had accrued under any applicable Company Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Company or the relevant Subsidiary for the benefit of any Continuing Employee, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Company or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) From and after the Effective Time, the Surviving Company shall honor, in accordance with their terms, all employment and severance agreements listed in Section 5.13(c) of the Company Disclosure Letter in effect immediately prior to the Effective Time that are applicable to any current or former Company Employees or directors of the Company.

(d) Nothing in this Section 5.13, whether express or implied, shall confer upon any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 5.13 is intended to modify, amend or create any employee benefit plan of the Company, Parent, the Surviving Company or any of their respective Affiliates.

5.14 Section 280G. Prior to the Closing Date, the Company agrees to use its reasonable best efforts to seek to have any employee of the Acquired Companies and any other individual who (i) is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) and (ii) may receive payments or economic benefits that could constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code) with respect to such individual, waive any rights such individual has to any such “excess parachute payment” (such waived benefits, together with any other excess parachute payments to which such disqualified individual does not have a contractual right, the “280G Benefits”). The Company shall use reasonable best efforts to obtain stockholder approval for any payments that it reasonably concludes may constitute such 280G Benefits in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder. No later than five (5) Business Days prior to soliciting the waivers and approval described in this Section 5.14, the Company shall provide drafts of such waivers and approval materials, along with the supporting analysis, to Parent for its reasonable review and comment. If any of the 280G Benefits fail to be approved as contemplated above, such 280G Benefits shall not be paid or provided, but authorized payments may be made to the extent that such payments do not constitute 280G Benefits. To the extent applicable, prior to the Closing Date, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote or consent of holders of the equity interests of the Company was solicited in accordance with the foregoing provisions of this Section 5.14 and that either (i) the requisite approval of holders of the equity interests of the Company was obtained with respect to the 280G Benefits or (ii) the approval was not obtained and, as a result, no 280G Benefits shall be paid or provided. Notwithstanding anything herein to the contrary, it is understood and agreed by the parties hereto that there shall not be a failure of the condition set forth in Section 6.2(b) to be satisfied, as it applies to the Company’s obligations under this Section 5.14, as a result of (i) the refusal of any person to execute a waiver or (ii) the failure to achieve the requisite vote or consent of such equity holders of the Company, in each case, pursuant to this Section 5.14.

5.15 Supplemental Company Disclosure Schedule. The Company shall deliver a Supplemental Company Disclosure Schedule, which shall provide all information required to be provided to Parent and Merger Subs under the terms of Article III that is not set forth in the Initial Company Disclosure Schedule, no later than seven (7) days from the date of this Agreement.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1 Conditions to Obligations of Each Party to the First Merger. The respective obligations of each party to consummate the Mergers will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(i) Stockholder Consents from the Majority Holders adopting this Agreement and approving the First Merger shall have been received.

(ii) No Governmental Body of competent jurisdiction shall have issued an Order or taken any other action (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the making or consummation of the First Merger, and there shall be no Law in effect which makes the First Merger illegal or prohibits or otherwise prevents the consummation of the First Merger.

(iii) The shares of Parent Common Stock to be issued in the First Merger shall have been authorized and approved for listing on NASDAQ subject to official notice of issuance.

(iv) Any consent or waiver under, or any amendment or modification of, any Contract for any existing Indebtedness for borrowed money of Parent necessary in order that the transactions contemplated by this Agreement shall not constitute a breach or default under any such Contract or result in the acceleration of or other prepayment obligation under such Indebtedness shall have been received or entered into, as applicable, in form and substance reasonably satisfactory to Parent and the Company.

6.2 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Mergers will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.1 (Organization and Power), Section 3.2 (Subsidiaries), Section 3.3 (Authorization), Section 3.4 (No Violation), Section 3.5 (Government Consents), and Section 3.18 (Brokerage) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which shall be true and correct in all material respects as of such date or time);

(ii) the representations and warranties of the Company contained in Section 3.6 (Capitalization) shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time); and

(iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in the first sentence of Section 3.8) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

(e) Parent shall have received proceeds of the Financing, in an amount which, together with the available cash of Parent, shall be sufficient to fund the Aggregate Cash Consideration and the Parent Transaction Expenses.

(f) Any consent or waiver under, or any amendment or modification of, any Contract for any existing Indebtedness for borrowed money of the Acquired Companies necessary in order that the transactions contemplated by this Agreement shall not constitute a breach or default under any such Contract or result in the acceleration of or other prepayment obligation under such Indebtedness shall have been received or entered into, as applicable, in form and substance reasonably satisfactory to Parent.

(g) Parent shall have received a quality of earnings report with respect to the Company’s earnings for the fiscal year ended June 30, 2024 and for the 12-month period ended November 30, 2024, in form and substance satisfactory to Parent’s lenders.

(h) Parent shall have received copies of all consents and evidence of delivery of all notices set forth in Section 6.2(h) of the Company Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Parent.

(i) Parent shall have received evidence, in form and substance reasonably satisfactory to Parent, that Brian Kendrella and Andrew Glassman have agreed to cancel their options to purchase Shares, on terms reasonably satisfactory to Parent.

(j) Parent shall have received evidence, in form and substance reasonably satisfactory to Parent, that the warrant, dated July 9, 2024, held by The W.A. Richardson Trust, dated December 5, 1974, as amended from time to time, shall have been exercised for the purchase of not less than 380 Shares at an exercise price of $5,500.00 per Share, and the proceeds thereof shall been received by the Company.

(k) The Supplemental Company Disclosure Schedule shall not have disclosed any of the following that was not disclosed in the Initial Company Disclosure Schedule: (i) any material Indebtedness of the Acquired Companies; (ii) any other material Liabilities of the Acquired Companies not incurred in the Ordinary Course of Business; (iii) (x) any material restriction or limitation on the businesses, operations or use of assets of the Acquired Companies, or (y) following the Closing, any material restriction or limitation on the businesses, operations or use of assets of Parent or its controlled Affiliates as a consequence of the transactions contemplated by this Agreement; (iv) any material operational or financial commitment or undertaking of the Acquired Companies not incurred in the Ordinary Course of Business; (v) any material third party consents required to be obtained by the Acquired Companies for or in respect of the transactions contemplated by this Agreement, other than such consents that are set forth on Section 3.4 of the Initial Company Disclosure Schedule; or (vi) any other matter, including without limitation any Action, that is, or that would reasonably be expected to be, materially adverse to the businesses, operations or assets of the Acquired Companies, or the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the First Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Subs contained in Section 4.1 (Organizational and Corporate Power), Section 4.2 (Authorization), Section 4.3 (No Violation), Section 4.4 (Government Consents), and Section 4.8 (Brokerage) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time);

(ii) the representations and warranties of Parent and Merger Subs contained in Sections 4.5 (Parent Common Stock) shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time); and

(iii) all other representations and warranties of Parent and Merger Subs contained in this Agreement (without giving effect to any references to any materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a material adverse effect on the ability of Parent and/or Merger Subs to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

(b) Each of Parent and Merger Subs shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c) Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.3 have been satisfied.

6.4 Conditions to Obligations of Each Party to the Second Merger. The respective obligations of each party to consummate the Second Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the time of the Second Merger of each of the following conditions:

(a) The First Merger shall have been consummated.

(b) No Governmental Body of competent jurisdiction shall have issued an Order or taken any other action (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the making or consummation of the Second Merger, and there shall be no Law in effect which makes the Second Merger illegal or prohibits or otherwise prevents the consummation of the Second Merger.

Article VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned by action taken or authorized by the Parent Board on the recommendation of the Parent Special Committee or by the Company Board, as the case may be, whether before or after the Stockholder Consents from the Majority Holders to adopt this Agreement and approve the First Merger shall have been received:

(a) By mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Body has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the First Merger, which Order or other action has become final and non-appealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by Section 5.6);

(c) By Parent, if (i) the Company Board withdraws its recommendation that the Company’s stockholders consent to the adoption of this Agreement and approval of the First Merger, or (ii) the Company enters into any Alternative Acquisition Agreement;

(d) By Parent or the Company, if the Effective Time has not occurred on or before April 30, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any agreements or covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(e) By Parent, if:

(i) any representation or warranty of the Company contained in this Agreement is not true and correct, or the Company fails to perform or comply with any covenant or agreement contained in this Agreement, such that any condition to the First Merger in Section 6.2(a) or Section 6.2(b) is not satisfied,

(ii) Parent has delivered to the Company written notice of such untrue or incorrect representation or warranty or such failure to perform or comply with a covenant or agreement, and

(iii) either such untrue or incorrect representation or warranty or such failure to perform or comply with a covenant or agreement is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the tenth (10th) Business Day following the delivery of such written notice to the Company;

(f) By the Company, if:

(i) any representation or warranty of Parent contained in this Agreement is not true and correct, or Parent fails to perform or comply with any covenant or agreement contained in this Agreement, in any case, such that any condition to the First Merger in Section 6.3(a) or Section 6.3(b) is not satisfied,

(ii) the Company has delivered to Parent written notice of such untrue or incorrect representation or warranty or such failure to perform or comply with a covenant or agreement, and

(iii) either such untrue or incorrect representation or warranty or such failure to perform or comply with a covenant or agreement is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the tenth (10th) Business Day following the delivery of such written notice to Parent; or

(g) By Parent, if Stockholder Consents from the Majority Holders approving this Agreement and the First Merger shall not have been received by the thirtieth (30th) Business Day following the date of this Agreement.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Subs or the Company or their respective Subsidiaries, officers or directors, except that the Nondisclosure Agreement, the confidentiality provisions of Section 5.2, this Section 7.2 and Article X shall remain in effect.

(b) Nothing herein shall relieve any party from any liabilities or damages incurred or suffered by a party as a result of the intentional breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity.

7.3 Amendment. At any time prior to the Effective Time, this Agreement may be amended by Parent and Merger Subs, on the one hand, and the Company, on the other, by action taken by or on behalf of the Parent Board on the recommendation of the Parent Special Committee and the Company Board, respectively, whether before or after the Stockholder Consents from the Majority Holders to adopt this Agreement and approve the First Merger shall have been received; provided, however, that, after such Stockholder Consents shall have been received, no amendment may be made which by Law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto that expressly refers to this Section 7.3.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Subs, on the one hand, and the Company, on the other hand, by action taken by or on behalf of the Parent Board on the recommendation of the Parent Special Committee and the Company Board, respectively, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the covenants, agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby that expressly refers to this Section 7.4, but such extension or waiver or failure to insist on strict compliance with any covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article VIII

INDEMNIFICATION

8.1 Indemnification by the Major Stockholders. The Major Stockholders shall, severally based on their respective Pro Rata Shares and not jointly (except as set forth below), defend and indemnify Parent in respect of, and hold it harmless against and will compensate and reimburse Parent for, any and all Losses incurred or suffered by the Surviving Company or Parent or any Affiliate thereof resulting from, relating to or constituting, without duplication:

(a) any inaccuracy in any representation or breach of any warranty of the Company contained in this Agreement or any other Company Document; and

(b) any breach or nonperformance of (or noncompliance with) any covenant or agreement of the Company to be performed at or prior to the Closing that is contained in this Agreement or any other Company Documents.

8.2 Indemnification by Parent. Parent shall defend and indemnify each Major Stockholder in respect of, and hold such Major Stockholder harmless against and will compensate and reimburse such Major Stockholder for, and hold such Major Stockholder harmless against, any and all Losses incurred or suffered by such Major Stockholder resulting from, relating to or constituting:

(a) any inaccuracy in any representation or breach of any warranty of Parent or Merger Subs contained in this Agreement or any other Parent Document; and

(b) any breach or nonperformance of (or noncompliance with) any covenant or agreement of Parent or Merger Subs contained in this Agreement or any other Parent Document.

8.3 Indemnification Claims.

(a) In order to seek indemnification under this Article VIII, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all or a portion of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount, in which case such dispute shall be resolved by action brought in accordance with Section 10.6. If no response is delivered by the Indemnifying Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to its right to claim the balance of any such Claimed Amount.

(b) Without limiting the provisions of Section 8.3(a), the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third-Party Action that the Indemnified Party expects may result in a claim for indemnification pursuant to this Article VIII. Such notification shall be given within twenty (20) calendar days after receipt by the Indemnified Party of notice of such Third-Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

(c) The Indemnifying Party shall be entitled, at its own expense, to participate in any defense of such Third-Party Action, or by giving written notice to the Indemnified Party within fifteen (15) days after delivery of the written notification described in Section 8.3(b), to assume the defense of such Third-Party Action at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not be permitted to assume the defense of a Third-Party Action if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Action. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third-Party Action, the Indemnified Party shall control such defense, and the reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third-Party Action shall be considered indemnifiable Losses for purposes of this Agreement.

(d) The Non-Controlling Party may participate in the defense of any Third-Party Action at its own expense. The Controlling Party shall from time to time promptly provide to the Non-Controlling Party copies of all pleadings filed and all orders issued in such Third-Party Action, and shall consult in good faith with the Non-Controlling Party at reasonable periodic intervals on matters regarding the defense of such Third-Party Action.

(e) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and imposes no obligation on the Indemnified Party. Except as provided in this Section 8.3(e), the Indemnifying Party shall not be liable for any settlement of, or the entry of any judgment arising from, any such Third-Party Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Without limitation of Section 1.3, (i) the Major Stockholder Representative shall have full and exclusive power and authority on behalf of each Major Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Major Stockholders under this Article VIII; and (ii) the Major Stockholder Representative shall have no liability to any Major Stockholder for any action taken or omitted on behalf of the Major Stockholders pursuant to this Article VIII.

8.4 Survival of Representations and Warranties.

(a) Each party’s representations and warranties in this Agreement shall survive the Closing and shall expire at 11:59 p.m., Eastern Time, on the eighteen (18) month anniversary of the Closing Date.

(b) If an Indemnified Party delivers to the Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice.

(c) The rights to indemnification set forth in this Article VIII shall not be affected by any investigation or due diligence conducted by or on behalf of the Indemnified Party or any knowledge acquired (or capable of being acquired) by the Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant, obligation or otherwise which is the subject of indemnification hereunder.

(d) None of the covenants, agreements or other obligations contained in this Agreement that contemplate performance prior to Closing shall survive the Closing Date; provided, however, that nothing in this Section 8.4 shall be construed to limit the survival of covenants, agreements and obligations that by their terms are to be performed or observed after the Effective Time or for which another time period is specified in this Agreement, which covenants, agreements and obligations shall expire in accordance with their terms specified herein.

8.5 Limitations.

(a) Notwithstanding anything to the contrary herein, the Major Stockholders shall not be liable under Section 8.1(a) (i) for any Claimed Amount which does not exceed $15,000 (the “Claim Threshold”), which, for the avoidance of doubt, shall not count towards the Deductible Amount, and (ii) unless and until the aggregate Losses under Section 8.1(a) for which they or it would otherwise be liable under this Article VIII exceed $250,000 (the “Deductible Amount”) at which point the Major Stockholders shall become liable for all such Losses in excess of the Deductible Amount, subject to the other limitations set forth in this Section 8.5. Parent shall similarly be liable to the Major Stockholders under Section 8.2(a) only for Losses (i) in respect of individual claims that are in excess of the Claim Threshold and (ii) that are in excess of the Deductible Amount, in the aggregate.

(b) Other than for claims asserting Fraud, the Holdback Shares shall be the exclusive means for Parent to collect any Losses for which it is entitled to indemnification under Section 8.1(a) from any Major Stockholder. Each Major Stockholder shall be liable, severally and not jointly up to such Major Stockholder’s Pro Rata Share of the amount of Losses payable by the Major Stockholders to Parent; provided that the amount of Losses recoverable from any Major Stockholder under this Agreement, including Section 8.1, shall not exceed the aggregate Per Share Stock Consideration received by such Major Stockholder (except in the case of claims asserting Fraud, in which event the amount of Losses recoverable from any Major Stockholder under this Agreement, including Section 8.1, shall not exceed such Major Stockholder’s Transaction Proceeds as of such time). Other than for claims asserting Fraud, Parent shall not be liable to the Major Stockholders for Losses in an amount that exceeds (x) the value of the Holdback Shares (determined as provided in Section 2.4(a)) in the aggregate for all such claims of all Major Stockholders in respect of any Claim Notice delivered to Parent following Closing until the nine (9) month anniversary of the Closing Date, and (y) fifty percent (50%) of the value of the Holdback Shares (determined as provided in Section 2.4(a)) in the aggregate for all such claims of all Major Stockholders in respect of any Claim Notice delivered to Parent following the nine (9) month anniversary of the Closing Date until the eighteen (18) month anniversary of the Closing Date. In the case of claims asserting Fraud, Parent shall not be liable in an amount that exceeds the Aggregate Merger Consideration.

(c) To the extent a claim for indemnification under Section 8.1 is satisfied from the Holdback Shares, the liability of the Major Stockholders shall be joint and several.

(d) From and after the Closing, the remedies set forth in this Article VIII shall be the exclusive remedies of the parties hereto with respect to the transactions contemplated by this Agreement.

(e) No Major Stockholder shall have any right of contribution against the Company, the Intermediate Surviving Corporation or the Surviving Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f) For purposes of determining (i) whether there has been a breach of any representation or warranty set forth in Article III and (ii) the amount of Losses for which Parent may be entitled to indemnification under this Article VIII, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including without limitation any qualifications or limitations made by reference to a Company Material Adverse Effect).

(g) Payments by Major Stockholders pursuant to Section 8.1 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, net of any costs of collection and increase in insurance premiums.

(h) In no event shall any Major Stockholder be liable to Parent for any punitive, indirect and incidental damages, except to the extent paid or payable to a third party.

(i) Parent shall use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to indemnification pursuant to this Article VIII.

8.6 Tax Treatment of Indemnification Payments. All amounts paid under this Article VIII shall be treated as adjustments to the Aggregate Merger Consideration for all Tax purposes unless otherwise required by Law.

Article IX

DEFINITIONS; INTERPRETATION

9.1 Certain Definitions. For purposes of this Agreement, the term:

“Accredited Investor” means an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.

“Acquired Companies” means the Company, each of its Subsidiaries and Spectrum Wine.

“Action” means any charge, investigation, suit, complaint, grievance, hearing, arbitration, audit, claim, demand, proceeding, inquiry, litigation or other action brought, conducted or heard by or before any Governmental Body, of any nature whether civil, criminal, regulatory or otherwise, at Law or in equity.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) prior to the Closing, none of the Acquired Companies will be deemed to be an Affiliate of Parent or any of its Affiliates (other than such Affiliates of Parent who are also officers, directors or Major Stockholders of the Company) and (ii) neither Parent nor any of its Affiliates will be deemed to be an Affiliate of any Major Stockholder or any other stockholder of the Company or any of their Affiliates.

“Aggregate Cash Consideration” means (i) the Per Share Cash Consideration multiplied by (ii) the number of Fully Diluted Company Shares.

“Aggregate Stock Consideration” means (i) the Per Share Stock Consideration multiplied by (ii) the number of Fully Diluted Company Shares.

“Aggregate Merger Consideration” means (i) the Aggregate Cash Consideration and (ii) the Aggregate Stock Consideration. For purposes of valuing the Aggregate Merger Consideration under this Agreement, the Aggregated Stock Consideration shall be valued at the Weighted Average Parent Share Price. The value of the Aggregate Merger Consideration is $92,000,000, one-half of which shall consist of the Aggregate Cash Consideration and one-half of which shall consist of the Aggregate Stock Consideration.

“Alternative Acquisition Agreement” means any Contract for a Competing Proposal.

“Alternative Financing” means any financing other than the Contemplated Financing utilized by Parent to provide funding for the Aggregate Cash Consideration and/or the Parent Transaction Expenses.

“Anti-Corruption Laws” means any applicable domestic, international or foreign Laws relating to anti-bribery or anti-corruption (governmental or commercial), including without limitation any Laws of the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. State Department and any other Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Body or commercial entity in connection with obtaining a business advantage.

“Business” means the business and operations of the Acquired Companies as conducted as of the Closing, including without limitation, live and online numismatic auctions and wholesale and retail dealings in numismatics and bullion products.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Claim Notice” means written notification which contains (i) a reasonable description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

“Claimed Amount” means the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock of the Company, par value $.01 per share.

“Company Disclosure Schedule” means, collectively, the Initial Company Disclosure Schedule and the Supplemental Company Disclosure Schedule.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned, in whole or part, by any Acquired Company.

“Company IT Systems” means the Software, computer systems, servers, firmware, hardware, networks, network equipment, interfaces, data and databases, and all other information technology, telecommunications, or related systems used in connection with the businesses of any Acquired Company (including the Business) or owned or purported to be owned, leased or licensed by the Acquired Companies.

“Company Material Adverse Effect” means any material adverse change, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with all other changes, events, circumstances, occurrences, states of facts or developments occurring prior to the determination of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (a) of the foregoing, “Company Material Adverse Effect” does not include any event, occurrence, fact, condition or change, directly or indirectly, arising after the date hereof out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the business of the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) the announcement or pendency of the transactions contemplated by this Agreement; (vii) any act or omission of Parent or its Affiliates; (viii) compliance with the terms of this Agreement; (ix) any act or omission of the Acquired Companies prior to the Effective Time taken or omitted to be taken with the prior consent or at the request of Parent; or (x) the failure of any of the Acquired Companies to meet any projections, forecasts, guidance or estimates, including in respect of revenues, earnings or cash flows for any period or periods (provided that the underlying cause of such failure may be taken into account when determining if a Company Material Adverse Effect has occurred, provided it is not otherwise excluded from the definition of Company Material Adverse Effect), except to the extent any such event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the matters described in the foregoing clauses (i), (ii), (iii), (iv) or (v) above disproportionately affects in any material respect the business of the Acquired Companies, as compared to other companies that conduct business in the industry in which the Acquired Companies conduct such business (in which case, only the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” exists).

“Company Options” means employee options to acquire Company Common Stock outstanding and unexercised immediately prior to the Effective Time, and that will not be cancelled as a result of the consummation of the Merger in accordance with their terms.

“Company Software” means all Software owned or purported to be owned by the Acquired Companies.

“Competing Proposal” mean any inquiry, proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of the assets of the Company (including capital stock or other Equity Interests of the Company or any other Acquired Company), other than in the Ordinary Course of Business or (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company.

“Contemplated Financing” means any of the Credit Agreement among Parent, as borrower, the lenders party thereto, and CIBC Bank USA, as agent, as amended from time to time; one or more precious metal lease facilities; and the proposed Asset Based Securitization Agreement among Parent, as borrower, the lenders party thereto, and CIBS USA, as agent, as it may be amended from the time to time, one or more of which is currently contemplated to provide funding, in whole or in part, for the Aggregate Cash Consideration and the Parent Transaction Expenses.

“Contract” means any written or legally binding oral note, bond, mortgage, indenture, contract, agreement, lease, license, permit, binding commitment, evidence of Indebtedness, purchase order, bid, instrument, obligation or binding arrangement.

“Controlling Party” means the party controlling the defense of any Third-Party Action.

“Data Security Requirements” means, collectively, all of the following relating to Processing Personal Information or the Acquired Companies’ use of the Company IT Systems: (i) the Acquired Companies’ internal or external privacy, protection, security, continuity, retention, destruction, incident response, data breach, breach notification or data transfer or processing policies or any other policies related to Processing Personal Information; (ii) the Acquired Companies’ contracts, applicable industry standards, and any other obligations it has agreed to assume related to Processing Personal Information, including as a result of obtaining any privacy or data security certification such as the Payment Card Industry Data Security Standard; and (iii) applicable Laws, including to the extent applicable the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227, et seq.; HIPAA; 20 U.S.C. § 1232g, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq. and other comprehensive United States privacy laws; the General Data Protection Regulation (2016/679); U.S. state and federal Law that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other applicable Laws related to Processing Personal Information.

“Environmental Laws” means all Laws concerning public health and safety, occupational safety and health hazards, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Regulated Substances, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“Environmental Permits” means all Licenses required under applicable Environmental Laws.

“Equity Interests” means any (i) shares of capital stock, units, membership interests, partnership interests or other equity interests, (ii) securities convertible into or exchangeable for any such equity interests, (iii) subscriptions, options, warrants, calls or rights of any kind (including preemptive or subscription rights) to purchase or otherwise acquire any such equity interests (or compensation based on the value of such equity securities) or (iv) equity appreciation, phantom equity, profit participation or similar rights, features or plans with respect to any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing” means any Contemplated Financing or Alternative Financing, which, when taken together with Parent’s available cash, shall be sufficient to fund the Aggregate Cash Consideration and the Parent Transaction Expenses.

“Fraud” means actual, not constructive, knowing or intentional, common law fraud under the laws of the State of Delaware solely with respect to the representations and warranties made in this Agreement or any document or certificate delivered pursuant hereto, including without limitation any Company Document or Parent Document. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include (i) constructive fraud or other claims to the extent based on constructive knowledge or (ii) reckless or negligent misrepresentation or equitable fraud.

“Fully Diluted Basis” means after giving effect to the exercise of all outstanding warrants, options or other rights to acquire Shares.

“Fully Diluted Company Shares” means the number of Shares outstanding as of the Effective Time, determined on a Fully Diluted Basis.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (i) nation, state, commonwealth, territory, district, or other jurisdiction of any nature, (ii) U.S. federal or state, government, (iii) international or multinational government, (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, board, tribunal, central bank, bureau, instrumentality, official, organization, regulatory body (including any stock exchange), or other entity and any court, arbitrator, or other tribunal) or (v) private body exercising any regulatory, expropriation or taxing authority.

“Income Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Income Taxes.

“Income Taxes” mean the U.S. federal income Tax and any state, local or non-U.S. net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

“Indebtedness” means, with respect to or for the account of any Acquired Company, (i) indebtedness for borrowed money whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued or unpaid interest, fees and expenses related thereto), (ii) any amounts owed with respect to drawn letters of credit, (iii) any cash overdrafts, bankers’ acceptances, surety transactions and similar facilities, (iv) Liabilities in respect of interest rate, currency or other hedging agreements, including with respect to any open trade or credit exposure thereunder, (v) Liabilities that are required to be classified as indebtedness in accordance with GAAP (but without giving effect to Financial Accounting Standards Board standard ASC 842) or have been classified as a capital or finance lease in the Financial Statements, including as lessee under any capital leases, (vi) Liabilities with respect to purchase money indebtedness, (vii) indebtedness created or arising under any conditional sale or other title retention agreements with respect to acquired property, (viii) Liabilities in respect of the deferred purchase price of property, assets or services (including “earn-out” or “true-up” payments in respect of acquisitions, whether contingent or otherwise), (ix) any outstanding guarantees, assumptions, endorsements or other Contracts to have any Liability or responsibility (whether directly, contingently or otherwise, including through the pledge, mortgage or grant of any Lien whether or not there is other recourse therefor) of Liabilities of the type described in clauses (i) through (viii) above, (x) Liabilities of a Person of a type that is referred to in clauses (i) through (ix) above secured by any Lien on any property or asset of any Acquired Company, whether or not the Liability secured has been assumed by any Acquired Company (but only to the extent of the value of the property or assets that is subject to such Lien), and (xi) accrued or unpaid fees, interest, premiums, penalties, breakage, prepayment or make-whole payments or escalations in respect of any Indebtedness described in clauses (i) through (x) above.

“Indemnified Party” means (i) in the case of a claim for indemnification against Parent, the Major Stockholder Representative on behalf of the applicable Major Stockholder or Major Stockholders and (ii) in the case of a claim for indemnification against any Major Stockholder, Parent.

“Indemnifying Party” means (i) in the case of a claim for indemnification by Parent, the Major Stockholder Representative on behalf of the applicable Major Stockholder or Major Stockholders and (ii) in the case of a claim for indemnification by any Major Stockholder, Parent.

“Initial Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Subs simultaneously with the signing of this Agreement.

“Intellectual Property” means all intellectual property or proprietary rights arising or enforceable under the Laws of the United States, any other jurisdiction, or treaty regime, including patents, patent applications and inventions, whether or not patentable, including without limitation, rights in algorithms, binary code, brands, business methods, computer programs, computer software, concepts, firmware, composition of matter or materials, certification marks, collective marks, customer lists, data, databases, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, innovations, inventions, integrated circuits, know‑how, logos, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, plans, processes, proprietary technology, reputation, research results, research records, semiconductor chips, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, and technical information; “Intellectual Property” includes, without limitation (i) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media handles or account identifiers and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, (ii) copyrights, copyrightable works, works of authorship, moral rights, design rights, data and database rights, derivative works and mask work rights, (iii) trade secrets, discoveries, concepts, ideas, research and development, know‑how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, (iv) Software and all content contained on Internet sites; and (v) registrations, applications, renewals, extensions, restorations and any other recordings with for any of the foregoing.

“Intellectual Property Licenses” means all (i) licenses granted by the Acquired Companies to any third party for any of the Company Intellectual Property, and (ii) licenses granted by any third party to the Acquired Companies for any Intellectual Property (other than license agreements for “off-the-shelf” generally commercially available Software available on standard terms and conditions).

“Knowledge” means (i) with respect to the Company, the knowledge of Brian Kendrella, Andrew Glassman and Gregory N. Roberts, in each case solely in his capacity as an officer or director of the Company, and (ii) with respect to Parent and Merger Subs, the knowledge of Kathleen Simpson-Taylor and Thor Gjerdrum, in each case, that any such Person actually has and such knowledge that any such Person would reasonably be expected to have after making a reasonably diligent inquiry with respect to the matter in question. For purposes of Section 3.6, Knowledge of the Company may be based solely on information furnished to the Company by its stockholders in connection with the cash election merger consummated by the Company on July 9, 2024, absent actual knowledge (and not, for the avoidance of doubt, any constructive knowledge) without duty of investigation that such information is incorrect.

“Law” means, any (i) transnational, domestic or foreign, federal, state or local statute, law (including common law), ordinance, code, rule, regulation, Order, writ, injunction, directive, judgment, decree, constitution, treaty or other requirement enacted, adopted, promulgated or applied by any Governmental Body and (ii) policies, practices and guidelines of any Governmental Body which, though not actually having the force of law, are considered by such Governmental Body as requiring compliance as if having the force of law.

“Liabilities” means all obligations, expenses, commitments, deficiencies, other liabilities and obligations of a Person of any nature, whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, direct or indirect, liquidated or unliquidated, or due or to become due and whether or not required under GAAP to be reflected on a balance sheet of such Person.

“License” means any permit, license, certificate, authorization, exemption, Order, consent, approval, registration, accreditation, variance, waiver, franchise or other similar authorization issued by or obtained from any Governmental Body.

“Liens” means, with respect to any property or asset, any mortgage, deed of trust, covenant, easement, assessment, right of setoff, right of first refusal or offer, put, call, option, lease, hypothecation, lien, license, pledge, charge, security interest, restriction, proxy, power-of-attorney, voting agreement, reservation, adverse claim or other encumbrance in respect of such property or asset.

“Lender” means any financial institution providing funds to Parent under any Financing.

“Lookback Date” means July 1, 2021.

“Losses” means any and all liabilities, judgments, monetary damages, fines, fees, penalties, interest obligations, deficiencies and expenses of whatever kind (including reasonable fees and expenses of attorneys and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers); provided that Losses shall not include any punitive, indirect or incidental damages except to the extent paid or payable to a third party.

“Major Stockholder” means any stockholder of the Company holding four percent (4%) or more of the Shares as of the Effective Time on a Fully Diluted Basis.

“Major Stockholder Representative” means Carol Meltzer or such other Person as shall be designated in accordance with Section 1.3(b).

“Net Per Share Stock Consideration” means (i) the Per Share Stock Consideration less (ii) (x) the number of Holdback Shares divided by (y) the number of Shares outstanding on the Effective Date that are held by Major Stockholders on a Fully Diluted Basis.

“Non-Controlling Party” means the party not controlling the defense of any Third-Party Action.

“Order” means any order, writ, ruling, decree, judgment, award, injunction, decision, settlement or stipulation issued, promulgated, made, rendered, or entered into by or with any Governmental Body (in each case, whether temporary, preliminary, or permanent) or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum. For the purposes of this Agreement, an Order will include any voluntary Contract entered into with a Governmental Body, such as a corporate integrity agreement, settlement agreement, or regulatory undertaking.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies and the Business consistent with the past practices of the Acquired Companies and the Business and taken in the ordinary course of the normal, day-to-day operations of the Acquired Companies and the Business.

“Organizational Documents” means, with respect to any particular Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (iv) if a limited liability company, the articles of organization or formation or certificate of organization or formation and operating agreement, (v) if another type of Person that is an entity, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person, (vi) all equityholders’ agreements, shareholders’ agreement, voting agreements, voting trust agreements/share entrustment agreement, joint venture agreements, registration rights agreements, or other agreements, certificates, instruments or documents relating to the formation, organization, management or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person, and (vii) any amendment or supplement to any of the foregoing.

“Parent Common Stock” means the common stock of Parent, par value $.01 per share.

“Parent Transaction Expenses” means the expenses incurred or to be incurred by Parent and its Subsidiaries (not including, for the avoidance of any doubt, the Acquired Companies) in connection with the transactions contemplated by this Agreement.

“Per Share Cash Consideration” means $18,161.57 per Share. Notwithstanding anything to the contrary contained in this Agreement, the Per Share Cash Consideration shall be subject to reduction by an amount equal to (i) the aggregate transaction bonuses payable by the Company to Gregory N. Roberts and Carol Meltzer upon the Closing as set forth in Section 5.3(b) of the Company Disclosure Schedule (subject to reduction to the extent any portion of such bonuses constitute 280G Benefits that are not approved by the stockholders of the Company) divided by (ii) the number of Fully Diluted Company Shares.

“Per Share Stock Consideration” means 660 shares of Parent Common Stock per Share.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments either not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the Ordinary Course of Business for amounts either not yet due and payable or that are being contested in good faith through appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (iv) statutory Liens in favor of lessors arising in connection with any property leased to any Acquired Company and (v) Liens that will be terminated at or prior to Closing, which Liens described in clauses (i) through (iv) do not, individually or in the aggregate, materially interfere with the current value or ownership of, title to or or use by the Acquired Companies, or the assets or rights affected thereby.

“Person” means an individual or a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Body or other entity.

“Personal Information” means any information that, either by itself or in combination with other information, is reasonably capable of being used to identify, describe, relate to, or be linked to an individual, and any other “personal data” or “personally identifiable information” as those terms are defined by Data Security Requirements.

“Pro Rata Share” means, for any Major Stockholder, the percentage obtained by dividing (i) the number of Shares owned by such Major Stockholder on a Fully Diluted Basis by (ii) the aggregate number of Shares that are held by all Major Stockholders outstanding as of the Effective Time on a Fully Diluted Basis. The term “Pro Rata Basis,” when used with respect to any distribution, means based on the Pro Rata Shares.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Laws related to Data Security Requirements) or action performed on any data or Personal Information.

“Regulated Substances” means without regard to amount or concentration (a) any element, compound, gas or chemical (i) that is defined, listed or otherwise classified as a pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste under applicable Environmental Laws or (ii) the presence of which requires investigation or remediation under any Environmental Law; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

“Representatives” of any Person means such Person’s officers, directors, managers, employees, financial advisors, attorneys, agents and other advisors or representatives.

“Restricted Person” means any Person that is: (i) listed on, or owned or controlled, directly or indirectly, by a Person listed on, a Sanctions List; (ii) a government of a Sanctioned Country; (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; (iv) resident or located in, operating from, or organized under the applicable Laws of, a Sanctioned Country; or (v) otherwise a target of Sanctions.

“Sanctioned Country” means any country or other territory that is, or whose government is, the subject of comprehensive Sanctions generally prohibiting dealings with such country or territory.

“Sanctions” means economic or financial sanctions or trade embargoes and restrictions administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States or any other Governmental Body with jurisdiction over the Acquired Companies and the governmental institutions of any of the foregoing, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government.

“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means a share of Company Common Stock.

“Software” means (i) computer programs, applications and code, including any and all system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats, software implementations of algorithms, models and methodologies, whether in source code, object code, or other form, (ii) data, databases and compilations of data, including libraries and collections of data, whether machine readable or otherwise, and (iii) the technology supporting, and the contents and audiovisual displays of, any website(s).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, membership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Supplemental Company Disclosure Schedule” means a supplement to the Initial Company Disclosure Schedule delivered by the Company to Parent and Merger Subs in accordance with Section 5.15.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity securities, franchise, profits, withholding, social security (or similar), ad valorem, fuel, unemployment, disability, real property, personal property, abandoned property or escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise pay, assume or succeed to the tax Liability of any other Person as a transferee or otherwise, including under Treasury Regulations Section 1.1502-6 or any analogous state, local or non-U.S. provision, or (ii) any penalties or fees for failure to file or late filing of any Tax Returns.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax.

“Taxing Authority” means any Governmental Body responsible for the imposition or collection of any Tax.

“Third-Party Action” shall mean any Action by a Person other than a party to this Agreement for which indemnification may be sought by a party under Article VIII.

“Transaction Proceeds” means, with respect to any Major Stockholder, the aggregate Per Share Cash Consideration plus the aggregate dollar-value of the Net Per Share Stock Consideration paid or payable to such Major Stockholder.

“Weighted Average Parent Share Price” means $27.51, which is the weighted average daily share price of the Parent Common Stock on The NASDAQ Stock Market for the five (5) trading days on The NASDAQ Stock Market ending immediately prior to the execution of this Agreement.

9.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Affiliated Transactions §3.17

Agreement Preamble

Anti-Money Laundering Laws §3.19(d)

Bank Account §3.23

Chancery Court §10.7(b)

Closing §1.2

Closing Date §1.2

Company Preamble

Company Board Recitals

Company Employees §5.13(a)

Company Documents §3.3

Consent Statement §5.1(b)

Continuing Employee §5.13(a)

Deductible Amount §8.5(a)

Definitive Financing Agreements §5.9(b)

DGCL Recitals

Dissenting Shares §2.5

Effective Time §1.2

Exchange Agent §2.3(a)

Exchange Fund §2.3(a)

Financial Statements §3.7(a)

First Certificate of Merger §1.2(a)

First Merger Recitals

Fractional Share Consideration §2.1(a)

Holdback Shares §2.4

Indemnified Person §5.5(a)

Insurance Policy §3.15

Intended Tax Treatment §5.12

Intermediate Surviving Corporation §1.1(a)(i)

Latest Balance Sheet §3.7(a)

Lease §3.9(a)

Leased Real Property §3.9(a)

Letter of Transmittal §2.3(b)(i)

LLCA Recitals

Majority Holders §5.1(a)

Material Contracts §3.11(a)

Material Customer §3.21(a)

Material Vendor §3.21(b)

Mergers Recitals

Merger Consideration §2.1(a)(iii)

Merger Sub I Preamble

Merger Sub II Preamble

Merger Subs Preamble

Merger Sub Common Stock §2.1(c)

Nondisclosure Agreement §5.2(b)

Outside Date §7.1(d)

Parent Preamble

Parent Board Recitals

Parent Documents §4.2

Parent Material Adverse Effect §6.3(a)(iii)

Parent SEC Reports §4.6(a)

Parent Special Committee Recitals

Parent Transfer Agent §2.3(a)(i)

Plans §3.14(a)

Remaining Holdback Shares §2.4

Second Certificate of Merger §1.2(b)

Second Merger Recitals
Stockholder Consents §5.1(a)

stockholders Recitals

Surviving Company §1.1(a)(ii)

9.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4 Mutual Drafting; Interpretation.

(a) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(d) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(e) Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

(f) Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

(g) Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Project Henosis -A-Mark” which is hosted by Sharepoint in connection with the transactions contemplated hereby, at least one (1) Business Days prior to the date of this Agreement.

(h) References to “days” will mean “calendar days” unless expressly stated otherwise. References to a person are also to its successors and permitted assigns.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is not a Business Day, the period will end on the immediately following Business Day.

(j) No specific provision, representation or warranty will limit the applicability of a more general provision, representation or warranty.

(k) It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement will be given full, separate, and independent effect and that such provisions are cumulative.

Article X

MISCELLANEOUS

10.1 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by email transmission (provided, that (x) confirmation of email transmission is obtained and (y) any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) or (ii) on the next Business Day if transmitted by national overnight courier service, in each case as follows:

If to Parent or Merger Sub I or Merger Sub II, addressed to it at:

A-Mark Precious Metals, Inc.
c/o Special Committee
2121 Rosecrans Ave., Suite 6300
El Segundo, CA 90245
Attention: Beverley Lepine
Email: lepinebev22@gmail.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Telephone: 212.715.9280
Attention: Abbe Dienstag
Email: adienstag@KRAMERLEVIN.com

If to the Company, addressed to it at:

Spectrum Group International, Inc.
1550 Scenic Ave, Suite 150
Costa Mesa, CA 92626
Attention: Brian Kendrella, President
Email: bkendrella@StacksBowers.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Telephone: (212) 451-2230
Attention: Michael R. Neidell, Esq.
Email: MNeidell@olshanlaw.com

10.2 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.3 Entire Agreement. This Agreement (together with the exhibits, the Company Disclosure Schedule and the other documents, agreements and certificates delivered pursuant hereto) and the Nondisclosure Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

10.4 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the Persons referenced in Section 5.5 and Article VIII.

10.5 Assignment. This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto.

10.6 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(c).

10.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 10.6(b), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto will waive any requirement for the posting of any bond or other security in connection therewith.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PARENT:

A-MARK PRECIOUS METALS, INC.

By:

Name:

Title:

MERGER SUB I:

SGI ACQUISITION I CORP.

By:

Name:

Title:

MERGER SUB II:

SGI ACQUISITION II LLC

By:

Name:

Title:

[Signature Page to Agreement and Plan of Merger]

COMPANY:

SPECTRUM GROUP INTERNATIONAL,
INC.

By:

Name:

Title:

MAJOR STOCKHOLDER REPRESENTATIVE:

CAROL MELTZER

[Signature Page to Agreement and Plan of Merger]

Exhibit A1

Certificate of Incorporation of the Intermediate Surviving Corporation

(See attached)

Exhibit A2

Certificate of Formation of the Surviving Company

(See attached)

Exhibit B1

First Certificate of Merger

(See attached)

Exhibit B2

Second Certificate of Merger

(See attached)